UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(Amendment No.  )

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GLG Partners, Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 25, 2008

Dear Shareholder:

You are cordially invited to attend our 2008 Annual Meeting of Shareholders, our first as a public company.

We will hold the Annual Meeting at the offices of Chadbourne & Parke LLP, 30 Rockefeller Plaza, New York, New York, 10112, on Monday, June 2, 2008, at 11:00 a.m. (Eastern Time). At the meeting I will report on the Company’s activities and performance during the past fiscal year, and we will discuss and act on the matters described in the Proxy Statement. At this year’s meeting, you will have an opportunity to vote on the election of nine directors and ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. Shareholders will then have an opportunity to comment on or to inquire about the affairs of the Company that may be of interest to shareholders generally.

Your vote is important to us. Whether or not you plan to attend the meeting, please return your proxy card as soon as possible. You also have the option of voting via the Internet or by telephone.

Admission tickets are printed on the outside back cover of this Notice of Annual Meeting and Proxy Statement. To enter the meeting, you will need an admission ticket or other proof that you are a shareholder. If you hold your shares through a broker or nominee, you will also need to bring a copy of a brokerage statement showing your ownership as of the April 23, 2008 record date.

We sincerely hope that as many shareholders as can conveniently attend will do so.

We have enclosed the Proxy Statement for our 2008 Annual Meeting of Shareholders and our 2007 Annual Report to Shareholders, which includes our amended Annual Report on Form 10-K/A. You may also access these materials via the Internet at www.glgpartners.com. I hope you find them interesting and useful in understanding your company.

Sincerely yours,

Noam Gottesman
Chairman of the Board and Co-Chief Executive Officer

GLG Partners, Inc.
399 Park Avenue, 38th Floor
New York, New York 10022

NOTICE OF 2008 ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of GLG Partners, Inc.:

The 2008 Annual Meeting of Shareholders of GLG Partners, Inc. will be held at the offices of Chadbourne & Parke LLP, 30 Rockefeller Plaza, New York, New York 10112 on Monday, June 2, 2008, at 11:00 a.m. (Eastern Time) for the following purposes:

(a)	to elect nine members of our board of directors with terms expiring at the Annual Meeting in 2009;

(b)	to ratify the appointment by the Audit Committee of our board of directors of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2008; and

(c)	to transact such other business as may properly come before the meeting.

Only holders of record of our common stock and our Series A voting preferred stock at the close of business on April 23, 2008 will be entitled to notice of, and to vote at, the meeting. A list of such shareholders will be available for inspection by any shareholder at the offices of the Company at 399 Park Avenue, 38th Floor, New York, New York 10022 for at least ten (10) days prior to the 2008 Annual Meeting and also at the meeting.

Shareholders are requested to complete, sign, date and return the enclosed proxy card as promptly as possible. A return envelope is enclosed. You may also vote via the Internet or by telephone. Submitting your vote with the proxy card, via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.

By order of the Board of Directors,

Alejandro R. San Miguel
Secretary

April 25, 2008

GLG Partners, Inc.
2008 Proxy Statement

i

GLG Partners, Inc.

Proxy Statement

2008 ANNUAL MEETING

The 2008 Annual Meeting of Shareholders of GLG Partners, Inc. will be held on June 2, 2008, for the purposes set forth in the accompanying Notice of 2008 Annual Meeting of Shareholders. This proxy statement and the accompanying proxy card, which are first being sent to shareholders on or about April 28, 2008, are furnished in connection with the solicitation by the board of directors of proxies to be used at the meeting and at any adjournment of the meeting. We will refer to our company in this proxy statement as “we”, “us” or the “Company”.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What am I Voting On?

You will be voting on the following:

•	the election of nine members of our board of directors; and

•	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2008.

Who is Entitled to Vote at the Annual Meeting?

Only holders of record of the Company’s common stock and Series A voting preferred stock at the close of business on April 23, 2008, the record date for the meeting, may vote at the Annual Meeting. Each shareholder is entitled to one vote for each share of our common stock and one vote for each share of Series A voting preferred stock held on the record date. The common stock and Series A voting preferred stock will vote together as one class on all matters to be voted on at the Annual Meeting. On April 23, 2008, we had outstanding 245,741,627 shares of our common stock and 58,904,993 shares of our Series A voting preferred stock.

Who may Attend the Annual Meeting?

All shareholders as of the record date, or individuals holding their duly appointed proxies, may attend the Annual Meeting. Please note that if you hold your shares through a broker or other nominee in “street name”, you will need to provide a copy of a brokerage statement reflecting your stock ownership as of the record date to be admitted to the Annual Meeting.

How Do I Vote My Shares?

All shareholders may vote in person at the Annual Meeting. If your shares are held through a broker or other nominee in “street name”, you should contact your broker or other nominee to obtain a voting instruction card and bring it, together with proper identification and your brokerage statement reflecting your stock ownership as of the record date, with you to the Annual Meeting, in order to vote your shares.

In addition you may vote:

•	for shareholders of record, by completing, signing and returning in the postage-paid envelope provided the enclosed proxy card, or via the Internet or by telephone; or

•	for shares held in “street name”, by using the method directed by your broker or other nominee. You may vote via the Internet or by telephone if your broker or nominee makes those methods available, in which case they will provide instructions with your proxy materials.

How Will My Proxy Be Voted?

If you duly complete, sign and return a proxy card or use our telephone or Internet voting procedures to authorize the named proxies to vote your shares, your shares will be voted as specified. If your proxy card is signed but does not contain specific instructions, your shares will be voted as recommended by our board of directors “FOR” the election of the nominees for directors set forth herein and “FOR” ratification of the appointment of the independent registered public accounting firm. In addition, if other matters come before the Annual Meeting, the persons named as proxies in the proxy card will vote in accordance with their best judgment with respect to such matters.

Even if you plan on attending the Annual Meeting, we urge you to vote now by giving us your proxy. This will ensure that your vote is represented at the meeting. If you do attend the Annual Meeting, you can change your vote at that time, if you then desire to do so.

May I Revoke My Proxy?

For shareholders of record, whether you vote by mail, by telephone or via the Internet, you may revoke your proxy at any time before it is voted by:

•	delivering a written notice of revocation to the Secretary of the Company;

•	submitting a properly signed proxy card with a later date;

•	casting a later vote using the telephone or Internet voting procedures; or

•	voting in person at the Annual Meeting.

If your shares are held in “street name”, you must contact your broker or other nominee to revoke your proxy. Your proxy is not revoked simply because you attend the Annual Meeting.

Will My Vote be Confidential?

It is our policy to keep confidential all proxy cards, ballots and voting tabulations that identify individual shareholders, except as may be necessary to meet any applicable legal requirements and, in the case of any contested proxy solicitation, as may be necessary to permit proper parties to verify the propriety of proxies presented by any person and the results of the voting. The independent inspector of election and any employees involved in processing proxy cards or ballots and tabulating the vote are required to comply with this policy of confidentiality.

How Many Votes are Needed to Elect Directors and Ratify the Appointment of Our Independent Registered Public Accounting Firm?

Election of Directors.  Directors are elected by a plurality of votes cast. This means that the nine nominees for election as directors who receive the greatest number of votes cast by the holders of our common stock and our Series A voting preferred stock, voting together as a single class, entitled to vote at the meeting, a quorum being present, will become directors.

Selection of our Independent Registered Public Accounting Firm.  An affirmative vote of the holders of a majority of the voting power of our common stock and our Series A voting preferred stock present in person or represented by proxy, voting together as a single class, entitled to vote on the matter, a quorum being present, is necessary to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm.

What is Constitutes a Quorum for the Meeting?

The presence in person or by proxy of a majority of the combined shares of our common stock and Series A voting preferred stock outstanding on the record date is required for a quorum. As of April 23, 2008, there were 245,741,627 outstanding shares of our common stock and 58,904,993 outstanding shares of our Series A voting preferred stock.

How are Votes Counted?

Under Delaware law and our Restated Certificate of Incorporation and Bylaws, all votes entitled to be cast by shareholders present in person or represented by proxy at the meeting and entitled to vote on the subject matter, whether those shareholders vote “for”, “against” or abstain from voting, will be counted for purposes of determining the minimum number of affirmative votes required for approval of the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. The shares of a shareholder who abstains from voting on a matter or whose shares are not voted by reason of a broker non-vote on a particular matter will be counted for purposes of determining whether a quorum is present at the meeting so long as the shareholder is present in person or represented by proxy. An abstention from voting on a matter by a shareholder present in person or represented by proxy at the meeting has no effect in the election of directors but has the same legal effect as a vote “against” the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. A broker non-vote on a matter is not deemed to be present or represented by proxy for purposes of determining whether shareholder approval of the matter is obtained and has no effect in the election of directors or on the approval of the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm.

ELECTION OF DIRECTORS (Proposal 1)

Our Bylaws provide that the number of directors will be fixed from time to time exclusively by the board of directors and that such directors will be elected at the annual meeting of stockholders to hold office, subject to provisions of the Restated Certificate of Incorporation and the Bylaws with respect to resignation and removal of directors, until the next annual meeting of stockholders and until their respective successors are elected and shall have qualified.

The terms of the nine directors expire at the 2008 Annual Meeting. The board has designated Noam Gottesman, Ian G. H. Ashken, Nicolas Berggruen, Martin E. Franklin, James N. Hauslein, William P. Lauder, Paul Myners, Emmanuel Roman and Peter A. Weinberg as nominees for election as directors at the 2008 Annual Meeting with terms expiring at the 2009 Annual Meeting.

See “Certain Relationships and Transactions with Related Persons — Voting Agreement” for a discussion of the voting agreement among the controlling shareholders, including Messrs. Gottesman and Roman, and us pursuant to which the controlling shareholders have the right to nominate a certain number of individuals designated by a majority the controlling shareholders to the board.

Proxies properly submitted will be voted at the meeting, unless authority to do so is withheld, for the election of the nine nominees specified in “Information as to Nominees for Directors” below. If for any reason any of those nominees is not a candidate when the election occurs (which is not expected), proxies and shares properly authorized to be voted will be voted at the meeting for the election of a substitute nominee or, instead, the board of directors may reduce the number of directors.

INFORMATION AS TO NOMINEES FOR DIRECTORS

For each director nominee, we have stated the nominee’s name, age and principal occupation; his position, if any, with the Company; the period of service as a director of the Company; his business experience for at least the past five years; and other directorships held.

Noam Gottesman	Age 46

Noam Gottesman has been our Chairman of the Board and Co-Chief Executive Officer and a director since November 2007. He has been a Managing Director of GLG Partners LP since its formation in September 2000 and was a co-founder of the GLG Partners division of Lehman Brothers International (Europe) in 1995. He has also served as Co-Chief Executive Officer of GLG Partners LP since September 2005 and served as its Chief Executive Officer from September 2000 until September 2005. Prior to 1995, Mr. Gottesman was an Executive Director of Goldman Sachs International, where he managed global equity portfolios in the private client group. Mr. Gottesman earned a B.A. from Columbia University.

Ian G. H. Ashken	Age 47

Ian G. H. Ashken has been a member of the board of directors since November 2007. He is Vice Chairman and Chief Financial Officer of Jarden Corporation (consumer products). Mr. Ashken is a member of the board of directors of Jarden Corporation and was Vice Chairman, Chief Financial Officer and Secretary from September 2001 to February 2007. Mr. Ashken is also a principal and executive officer of a number of private investment entities. Mr. Ashken was the Vice Chairman of the board of directors of Bollé Inc. from December 1998 until February 2000. From February 1997 until his appointment as Vice Chairman, Mr. Ashken was the Chief Financial Officer and a director of Bollé, Inc. Mr. Ashken previously held positions as Chief Financial Officer and a director of Lumen Technologies, Inc. from May 1996 to December 1998 and Benson Eyecare Corporation from October 1992 to May 1996.

Nicolas Berggruen	Age 46

Nicolas Berggruen was President and Chief Executive Officer of our predecessor, Freedom Acquisition Holdings, Inc., from June 2006 to November 2007 and has been a member of the board of directors since June

2006. Mr. Berggruen heads Berggruen Holdings, Inc. (private equity) which he founded in 1985. In 1988, Mr. Berggruen also co-founded Alpha Investment Management, a hedge fund of funds business which was sold in 2004. Prior to founding Berggruen Holdings, Mr. Berggruen worked for Bass Brothers Enterprises starting in 1981. He then joined Jacobson & Co., Inc. in 1983, a firm specializing in industrial buyouts, where he was a principal until 1987. Mr. Berggruen serves on the board of directors of Liberty Acquisition Holdings Corp. and Liberty Acquisition Holdings (International) Company. Mr. Berggruen also sits on the Board of the Berggruen Museum in Berlin. He is a member of the International Council of the Tate Gallery in London. Mr. Berggruen earned a B.S. in Finance and International Business from New York University. He is a member of the Young Presidents Organization.

Martin E. Franklin	Age 43

Martin E. Franklin was chairman of Freedom’s board of directors from June 2006 to November 2007 and has been a member of the board of directors since June 2006. Mr. Franklin has served as chairman and chief executive officer of Jarden Corporation (consumer products) since 2001. Prior to joining Jarden Corporation, Mr. Franklin served as chairman and a director of Bollé, Inc. from 1997 to 2000, chairman of Lumen Technologies from 1996 to 1998, and as chairman and chief executive officer of its predecessor, Benson Eyecare Corporation from 1992 to 1996. Mr. Franklin also serves on the board of directors of Liberty Acquisition Holdings Corp., Liberty Acquisition Holdings (International) Company and Kenneth Cole Productions, Inc. Mr. Franklin also serves as a director and trustee of a number of private companies and charitable institutions.

James N. Hauslein	Age 49

James N. Hauslein has been a member of the board of directors since July 2006. Mr. Hauslein has also served as President of Hauslein & Company, Inc. (private equity) since May 1991. From July 1991 until April 2001, Mr. Hauslein served as Chairman of the Board of Sunglass Hut International, Inc., the world’s largest specialty retailer of non-prescription sunglasses. Mr. Hauslein also served as Sunglass Hut’s Chief Executive Officer from May 1997 to February 1998 and again from January 2001 to May 2001. Mr. Hauslein is also currently a member of the board of directors of Liberty Acquisition Holdings Corp., Atlas Acquisition Holdings Corp., Promethean India, PLC and of two private companies. Mr. Hauslein serves on several philanthropic boards and foundations and is a member of several Alumni Advisory Boards at Cornell University. Mr. Hauslein earned an M.B.A., with Distinction, from Cornell University’s Johnson Graduate School of Management and a B.S. in chemical engineering from Cornell University.

William P. Lauder	Age 48

William P. Lauder has been a member of the board of directors since July 2006. Mr. Lauder has been the President and Chief Executive Officer of The Estée Lauder Companies Inc. (cosmetics) since July 1, 2004. Mr. Lauder has also served as Chief Operating Officer of The Estée Lauder Companies Inc. from January 2003 through June 2004, and Group President of The Estée Lauder Companies Inc. from July 2001 through 2002, where he was responsible for the worldwide business of Clinique and Origins and the company’s retail store and online operations. From 1998 to 2001, Mr. Lauder was President of Clinique Laboratories. Prior to then, he was President of Origins Natural Resources Inc.; he had been the senior officer of the Origins brand since its creation in 1990. He joined The Estée Lauder Companies in 1986 as Regional Marketing Director of Clinique U.S.A. in the New York Metro area. Mr. Lauder then spent two years at Prescriptives as Field Sales Manager. Prior to joining The Estée Lauder Companies, he completed Macy’s executive training program in New York City and became Associate Merchandising Manager of the New York Division/Dallas store at the time of its opening in September 1985. Mr. Lauder earned a B.S. in Economics from the Wharton School of the University of Pennsylvania. He is a member of the Board of Trustees of the University of Pennsylvania and the Boards of Directors of the Fresh Air Fund, the 92nd Street Y and the Partnership for New York City. He is also a director of the Boards of The Estée Lauder Companies Inc. and True Temper Corporation.

Paul Myners	Age 60

Paul Myners has been a member of the board of directors since November 2007. He is currently Chairman of Guardian Media Group plc (media) and Land Securities Group plc. (commercial real estate) From 2004 to 2006, he served as Chairman of Marks & Spencer Group plc. From 1986 to 2001, he served as Chief Executive Officer of Gartmore Investment Management plc. He has also served in advisory posts to the U.K. Treasury and the U.K. Department of Trade & Industry, with particular focus on corporate governance practices. He is Chairman of the Trustees of Tate and a member of the Court of Directors of the Bank of England.

Emmanuel Roman	Age 44

Emmanuel Roman has been our Co-Chief Executive Officer and a director since November 2007. He has served as a Managing Director and a Co-Chief Executive Officer of GLG Partners LP since September 2005. From 2000 to April 2005, Mr. Roman served as a co-head of Worldwide Global Securities Services of Goldman Sachs International Limited. In 2003, Mr. Roman also became co-head of the European Equities Division and a member of the European Management Committee, a position he held until April 2005. In 1998, Mr. Roman was elected a partner of Goldman Sachs after two years as a Managing Director. Mr. Roman also served as co-head of Worldwide Equity Derivatives at Goldman Sachs from 1996 to 2000. Mr. Roman earned an M.B.A. in Finance and Econometrics from the University of Chicago and a bachelor’s degree from the University of Paris.

Peter A. Weinberg	Age 50

Peter A. Weinberg has been a member of the board of directors since November 2007. Mr. Weinberg has been a partner of Perella Weinberg Partners (investment banking) since the inception of the firm in 2006. Prior to joining Perella Weinberg Partners, Mr. Weinberg was Chief Executive Officer of Goldman Sachs International from 1999 to 2005 and held a number of senior management positions over his 18 year career at Goldman Sachs. Mr. Weinberg was elected a partner at Goldman Sachs in 1992, founded the Financial Sponsors Group, headed Investment Banking Services, headed the Communications, Media and Telecom Group and co-headed Global Investment Banking. During his tenure at Goldman Sachs, Mr. Weinberg also served on the Firm’s Management Committee from 1999 to 2005 and headed the European Management Committee. Mr. Weinberg also serves on the boards of BAE Systems plc, as well as a number of charitable and philanthropic organizations. Mr. Weinberg earned a B.A. from Claremont McKenna College and an M.B.A. from Harvard Business School.

The board of directors recommends that you vote “FOR” the election as directors of each of the director nominees described above, which is presented as Proposal 1.

BOARD OF DIRECTORS AND COMMITTEES

Our business is managed under the direction of the board of directors. Our board of directors has the authority to appoint committees to perform certain management and administration functions. We currently have an Audit Committee and a Compensation Committee, composed of three members each, and a Special Grant Committee, composed of Messrs. Gottesman and Roman.

The functions of each of our board committees are described below. The duties and responsibilities of the Audit Committee and the Compensation Committee are set forth in committee charters that are available on our website at www.glgpartners.com under the heading “Investor Relations” and the subheading “Corporate Governance”. The committee charters are also available in print to any shareholder upon request. The board of directors held nine meetings during fiscal 2007, seven prior to completion of the acquisition of GLG Partners LP and certain affiliated entities (collectively, “GLG”) on November 2, 2007 and two from that date to December 31, 2007. All directors attended at least 75% of all meetings of the board and those committees on which they served. Directors are expected to attend the Annual Meeting of Shareholders, our first as a public company.

Director Independence.  Our Guidelines on Corporate Governance require that at least a majority of the members of the board of directors be independent directors. For a director to be independent, the board of directors must affirmatively determine that the director has no direct or indirect material relationship with the Company. After considering the independence criteria of the New York Stock Exchange (NYSE) and any other commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships between the directors and the Company, the board of directors has determined that:

•	Messrs. Gottesman and Roman (who are current executive officers of the Company), Mr. Berggruen (who is a former executive officer of the Company) and Mr. Weinberg (whose company provides financial advisory services to the Company) are not independent under the NYSE independence criteria;

•	none of Messrs. Ashken, Franklin, Hauslein, Lauder and Myners has a material relationship with the Company; and

•	each of Messrs. Ashken, Franklin, Hauslein, Lauder and Myners meets the independence requirements of the NYSE.

Prior to November 2, 2007, all of our directors then in office (including Herbert Morey), except Mr. Berggruen (who served as our President and Chief Executive Officer), met the independence requirements of the American Stock Exchange, the exchange on which our securities were previously traded.

Other than as described under “Certain Relationships and Transactions with Related Persons”, there were no transactions, relationships or arrangements that required review by the board of directors for purposes of determining director independence.

Controlled Company

Certain of our shareholders who have entered into a voting agreement, referred to as the controlling shareholders, which include our principal shareholders, Noam Gottesman, Pierre Lagrange and Emmanuel Roman (collectively, the “Principals”) and the trustees of their respective trusts (the “Trustees”), beneficially own our common stock and Series A voting preferred stock which collectively represent approximately 53% of our voting power and have the ability to elect our board of directors. As a result, we are a “controlled company” for purposes of Section 303(A) of the NYSE Listed Company Manual. As a “controlled company”, we are exempt from certain governance requirements otherwise required by the NYSE, including the requirements that (1) we have a nominating and corporate governance committee and (2) our Compensation Committee be comprised entirely of “independent” directors. Notwithstanding the fact that, as a “controlled company”, we are not required to have a board of directors comprised of a majority of “independent” directors, our board of directors has determined that a majority of the individuals who comprise our board of directors are “independent” as defined in Section 303A.02 of the NYSE Listed Company Manual.

Because of their ownership of approximately 53% of our voting power, the controlling shareholders are also able to determine the outcome of all matters requiring stockholder approval (other than those requiring a super-majority vote) and will be able to cause or prevent a change of control of our company or a change in the composition of our board of directors, and could preclude any unsolicited acquisition of our company. In addition, because they collectively may determine the outcome of a stockholder vote, they could deprive stockholders of an opportunity to receive a premium for their shares as part of a sale of our company. That voting control could ultimately affect the market price of our shares. In addition, pursuant to the voting agreement, we have agreed not to take certain actions without the consent of the controlling shareholders so long as they collectively beneficially own (1) more than 25% of our voting stock and at least one of Messrs. Gottesman, Lagrange or Roman is an employee, partner or member of our company or any of our subsidiaries or (2) more than 40% of our voting stock.

Committees

Audit Committee

Our board of directors has established an Audit Committee which currently consists of Messrs. Ashken (Chairman), Hauslein and Lauder, all of whom have been determined to be “independent” as defined in Rule 10A-3 of the Exchange Act and the rules of the NYSE. Our board of directors has determined that each of Messrs. Ashken, Hauslein and Lauder also satisfies the financial literacy and experience requirements of the NYSE and the rules of the SEC such that each member is an “audit committee financial expert”.

The responsibilities of our Audit Committee include:

•	meeting with our management periodically to consider significant financial reporting issues, including the adequacy of our internal control over financial reporting and the objectivity of our financial reporting;

•	appointing the independent registered public accounting firm, determining the compensation of the independent registered public accounting firm and pre-approving the engagement of the independent registered public accounting firm for audit and non-audit services;

•	overseeing the independent registered public accounting firm, including reviewing independence, performance and quality control procedures and experience and qualifications of audit personnel that are providing us audit services;

•	meeting with the independent registered public accounting firm and reviewing the scope and significant findings of the audits performed by them, and meeting with management and internal financial personnel regarding these matters;

•	reviewing our financial statements, the adequacy and sufficiency of our financial and accounting controls, practices and procedures, the activities and recommendations of the auditors and our reporting policies and practices, and reporting recommendations to our full board of directors for approval;

•	being responsible for the review and approval of related-party transactions;

•	establishing procedures for the receipt, retention and treatment of complaints regarding internal accounting controls or auditing matters and, if applicable, the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters; and

•	preparing the report required by the rules of the SEC to be included in our annual proxy statement.

Compensation Committee

Our board of directors has established a Compensation Committee which consists of Messrs. Ashken (Chairman), Berggruen and Franklin. Messrs. Ashken and Franklin have been determined to be “independent” as defined in the rules of the NYSE.

The functions of our Compensation Committee include:

•	establishing overall compensation policies and recommending to our board of directors major compensation programs;

•	reviewing and approving the compensation of our executive officers, certain designated employees and our non-employee directors, including salary and bonus awards;

•	administering any employee benefit, pension and equity incentive programs in which executive officers and directors participate;

•	reviewing officer and director indemnification and insurance matters; and

•	preparing an annual report on executive compensation for inclusion in our annual proxy statement.

Special Grant Committee

Our board of directors has established a Special Grant Committee which consists of Messrs. Gottesman and Roman. The committee has full authority and power under the Company’s 2007 Restricted Stock Plan and 2007 Long-Term Incentive Plan to make grants of restricted stock to participants under such plans, other than executive officers of the Company and certain designated employees, provided, that the aggregate number of shares subject to such restricted stock grants are limited to the maximum number of shares authorized under the respective plans; and provided, further, that the committee must report all grants to the board of directors at its first meeting following such grant.

Nominations of Directors

As a “controlled company”, we are not required by the NYSE rules to have a nominating and corporate governance committee and we believe that the full board, which has a majority of independent directors, will be able to carry out the functions of such a committee. The Chairman, the Co-Chief Executive Officers or other members of the board of directors may identify a need to add new members to the board or to fill a vacancy on the board. In that case, the board will initiate a search for qualified director candidates, seeking input from the directors, and senior executives and, to the extent it deems appropriate, third party search firms to identify potential candidates. The board will evaluate qualified candidates and will consider the selection criteria for director candidates, including the following:

•	Each director should have high level managerial experience in a relatively complex organization or be accustomed to dealing with complex problems.

•	Each director should be an individual of the highest character and integrity, have experience at or demonstrated understanding of strategy/policy-setting and reputation for working constructively with others.

•	Each director should have sufficient time available to devote to the affairs of the Company in order to carry out the responsibilities of a director.

The board may from time to time review these board membership criteria in the context of current board composition and the Company’s circumstances.

The board of directors will consider director candidates recommended by our shareholders for election to the board of directors. Shareholders wishing to recommend director candidates can do so by writing to the Secretary of GLG Partners, Inc. at 399 Park Avenue, 38th Floor, New York, New York 10017. Shareholders recommending candidates for consideration by the board must provide each candidate’s name, biographical data and qualifications. Any such recommendation should be accompanied by a written statement from the individual of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director. The recommending shareholder must also provide evidence of being a shareholder of record of our common stock at the time. The board will evaluate properly submitted shareholder recommendations under substantially the same criteria and substantially the same manner as other potential candidates. The foregoing procedures by which shareholders may recommend director candidates to the board of directors were implemented by the Company effective as of November 2, 2007 in connection with our acquisition of GLG. Prior to this date, we did not have in place formal procedures by which shareholders could recommend director candidates.

In addition, our Bylaws establish a procedure with regard to shareholder proposals for the 2009 Annual Meeting, including nominations of persons for election to the board of directors, as described under “Shareholder Proposals for Annual Meeting in 2009”.

Compensation Committee Interlocks and Insider Participation

Until November 2, 2007, the Compensation Committee consisted of Messrs. Hauslein and Lauder and Herbert Morey. Effective November 2, 2007, the committee was reconstituted with Messrs. Ashken, Berggruen and Franklin. Except for Mr. Berggruen, who served as our President and Chief Executive Officer until November 2, 2007, no member of the Compensation Committee during fiscal 2007 was or is currently an officer or employee of ours or was formerly an officer or employee of ours. In addition, no executive officer of ours during fiscal 2007 served or currently serves as a member of another entity’s board of directors or as a member of the Compensation Committee of another entity (or other board committee performing equivalent functions), which entity had an executive officer serving on our board of directors.

Code of Ethics, Corporate Governance Guidelines and Committee Charters

We have adopted a code of ethics and corporate governance guidelines that apply to our officers and directors. Our code of ethics, corporate governance guidelines and Audit and Compensation Committee charters are available on our website (www.glgpartners.com) and in print to any stockholder upon request.

Communications to the Board.

Shareholders and other interested parties may send communications to the board of directors, an individual director, the non-management directors as a group, or a specified board committee at the following address:

GLG Partners, Inc.
c/o Corporate Secretary
399 Park Avenue, 38th Floor
New York, New York 10022
Attn: Board of Directors

The Secretary will receive and process all communications before forwarding them to the addressee. The Secretary will forward all communications unless the Secretary determines that a communication is a business solicitation or advertisement, or requests general information about us.

DIRECTOR COMPENSATION

Except as described below, our board of directors receives no compensation for their service, other than reimbursement for all reasonable and properly documented travel, hotel and other incidental expenses incurred by them in connection with their responsibilities as a directors. Members of our board of directors are eligible to receive awards under our LTIP. Paul Myners, one of our directors, receives an annual fee of £200,000 (plus value added tax if applicable), from which tax is deducted to the extent, if any, required by law. Payment is made by equal semi-annual installments in advance. In addition, Mr. Myners was granted an award of 148,368 shares of restricted stock under the LTIP on November 2, 2007, which vests in four equal installments on the first, second, third and fourth anniversaries of the grant date, provided that 100% of the award vests earlier if Mr. Myners dies or becomes disabled. Prior to joining our board of directors, Mr. Myners served on the Board of Advisers of GLG Partners LP, for which he received compensation, see “Certain Relationships and Transactions with Related Persons — Myners Board of Advisers Agreement”.

Director Compensation Table

	Fees Earned or	Stock	All Other
	Paid in Cash	Awards	Compensation	Total
Name	($)(1)	($)(2)	($)	($)

Paul Myners	66,450	176,445	—	242,895

(1)	Represents the amount of cash compensation earned in 2007 for board and committee service, based on a £200,000 annual fee prorated for the period November 2, 2007 to December 31, 2007.

(2)	Represents the expense recognized for restricted stock awards for financial statement reporting purposes for the fiscal year in accordance with Statement of Financial Accounting Standard No. 123(R), Share-Based Payment (“SFAS 123(R)”), except that pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Amounts in this column reflect awards granted in fiscal 2007. Amounts recognized under SFAS 123(R) have been determined using the assumptions set forth in Note 8, Share-Based Compensation, to our audited restated financial statements included in our amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 2007. The amounts shown do not correspond to the actual value that may be realized by the director. Mr. Myners received a grant of 148,368 restricted shares of common stock with a grant date weighted-average fair value of $13.70 per share (based on the closing price of our common stock on the grant date). As of December 31, 2007, the 148,368 shares of restricted stock remained unvested and had a market value of $2,017,805 (based on the closing price of our common stock on that date of $13.60 per share).

AUDIT COMMITTEE REPORT

The Audit Committee assists the board of directors in overseeing and monitoring the integrity of the Company’s financial reporting process, its internal control and disclosure control systems, the integrity and audits of its financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications, independence and performance of its independent registered public accounting firm.

The committee’s roles and responsibilities are set forth in a written charter adopted by the board, which is available on the Company’s website at www.glgpartners.com under the heading “Investor Relations” and the subheading “Corporate Governance”. The Audit Committee reviews and reassesses the charter annually, and more frequently as necessary to address any changes in NYSE corporate governance and SEC rules regarding audit committees, and recommends any changes to the board of directors for approval.

Management is responsible for the Company’s financial statements and the reporting process, including the system of internal control. Ernst & Young LLP, the Company’s independent registered public accounting firm, is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles and an opinion on the management’s assessment of internal control over financial reporting.

The Audit Committee is responsible for overseeing the Company’s overall financial reporting process. In fulfilling its responsibilities for the financial statements for fiscal year 2007, it:

•	Reviewed and discussed the audited restated financial statements for the fiscal year ended December 31, 2007 with management and Ernst & Young LLP;

•	Discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, relating to the conduct of the 2007 audit; and

•	Received written disclosures and the letter from Ernst & Young LLP regarding its independence as required by Independence Standards Board Standard No. 1. The Audit Committee also discussed with Ernst & Young LLP its independence.

For information on fees paid to Ernst & Young LLP for each of the last two fiscal years, see “Proposal to Ratify the Appointment of Independent Registered Public Accounting Firm (Proposal 2)”.

The Audit Committee considered the non-audit services provided by Ernst & Young LLP in fiscal year 2007 and determined that engaging Ernst & Young LLP to provide those services is compatible with and does not impair Ernst & Young LLP’s independence.

In fulfilling its responsibilities, the Audit Committee met with Ernst & Young LLP, with and without management present, to discuss the results of their examinations and the overall quality of the Company’s financial reporting. The Audit Committee considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that it determined appropriate.

Based on its review of the audited restated financial statements and discussions with, and the reports of, management and Ernst & Young LLP, the Audit Committee recommended to the board of directors that the audited restated financial statements be included in the Company’s amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 2007 for filing with the SEC.

The Audit Committee has appointed Ernst & Young LLP as auditors of the Company for the fiscal year ending December 31, 2008, subject to the approval of shareholders.

Audit Committee

Ian G.H. Ashken, Chairman
James N. Hauslein
William P. Lauder

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth the beneficial ownership of our common stock and Series A voting preferred stock as of April 23, 2008 by the following individuals or entities:

•	each person who beneficially owns more than 5% of the outstanding shares of our capital stock;

•	the individuals who are our Co-Chief Executive Officers, Chief Financial Officer and one other most highly compensated executive officer;

•	the individuals who are our directors; and

•	the individuals who are our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Except as otherwise indicated, each person or entity named in the table has sole voting and investment power with respect to all shares of our capital stock shown as beneficially owned, subject to applicable community property laws. As of April 23, 2008, 245,741,627 shares of our common stock and 58,904,993 shares of our Series A voting preferred stock were issued and outstanding. In computing the number of shares of our capital stock beneficially owned by a person and the percentage ownership of that person, shares of our capital stock that will be subject to warrants or convertible securities held by that person that are currently exercisable or convertible or that are exercisable or convertible within 60 days of April 23, 2008 are deemed outstanding. These shares are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person. None of the shares of our common stock or Series A voting preferred stock owned by any of our directors or officers have been pledged as security. The business address of Messrs. Gottesman, Roman, White, San Miguel, Hauslein, Lauder, Myners and Weinberg is c/o GLG Partners, Inc., 399 Park Avenue, 38th Floor, New York, New York 10022. The business address of Mr. Lagrange, Sage Summit LP and Lavender Heights Capital LP is c/o GLG Partners, LP, One Curzon Street, London W1J 5HB, England.

				Pro Forma
			Approximate	Approximate
			Percentage	Percentage
			of Outstanding	of Outstanding
	Number of Shares		Common Stock	Common Stock
	of Common Stock		Beneficially	Beneficially
Name of Beneficial Owner	Beneficially Owned		Owned †	Owned ††

Greater than 5% Stockholders
Lehman Brothers Holdings, Inc.(1)	33,666,990		13.7%	11.1%
Lansdowne Partners Limited Partnership(2)	16,427,089		6.7%	5.4%
Berggruen Holdings North America Ltd.(3)	14,882,700		5.9%	4.8%
FMR LLC(4)	13,109,607		5.3%	4.3%
Marlin Equities II, LLC(5)	12,173,200		4.9%	3.9%
Pierre Lagrange(6)(7)	162,689,081	(12)(13)(14)(15)	53.3%	53.3%
Sage Summit LP(6)	161,892,481	(12)(13)(14)(15)	53.1%	53.1%
Lavender Heights Capital LP(6)	161,892,481	(12)(13)(14)(15)	53.1%	53.1%

Named Executive Officers and Directors
Noam Gottesman(6)(7)	162,689,081	(12)(13)(14)(15)	53.3%	53.3%
Emmanuel Roman(6)(7)	162,689,081	(12)(13)(14)(15)	53.3%	53.3%
Simon White(8)	110,000		*	*
Alejandro San Miguel(9)	253,631		*	*
Ian G.H. Ashken(10)	1,000,000		*	*
Nicolas Berggruen(3)	14,882,700		5.9%	4.8%
Martin E. Franklin(5)	12,173,200		4.9%	3.9%
James N. Hauslein	51,201		*	*
William P. Lauder	51,201		*	*
Paul Myners(11)	148,368		*	*
Peter A. Weinberg	—		—	—
All directors and executive officers as a group (11 individuals)	191,359,382		60.9%	60.9%

†	Does not include as outstanding 58,904,993 shares of our common stock into which 58,904,993 Exchangeable Shares and 58,904,993 associated shares of Series A voting preferred stock beneficially owned by Noam Gottesman and the Trustee of the Gottesman GLG Trust may be exchanged by the holder thereof at any time and from time to time, other than with respect to Sage Summit LP, Lavender Heights Capital LP and Messrs. Gottesman, Roman and Lagrange.

††	Assumes 304,646,620 shares of our common stock are issued and outstanding upon the exchange of 58,904,993 Exchangeable Shares and 58,904,993 associated shares of Series A voting preferred stock beneficially owned by Noam Gottesman and the Trustee of the Gottesman GLG Trust.

*	Less than 1%.

(1)	Based on a Schedule 13G filed on November 13, 2007, Lehman (Cayman Islands) Ltd (“LCI”) holds 33,659,998 shares of our common stock, and Lehman Brothers Inc. (“LBI”) holds 692 shares and 3,150 shares included in units. The warrants included in the units are exercisable for 3,150 shares of common stock beginning on December 21, 2007. LCI and LBI are wholly owned subsidiaries of Lehman Brothers Holdings, Inc. The business address of Lehman Brothers Holdings, Inc. is 745 Seventh Avenue New York, New York 10019.

(2)	Based on a Schedule 13D filed on March 7, 2008 by Lansdowne Partners Limited Partnership (“Lansdowne Partners”) and Lansdowne UK Equity Fund Limited (“Lansdowne UK”, and together with Lansdowne Partners, “Lansdowne”), Lansdowne Partners is the investment adviser of Lansdowne UK. Lansdowne holds 16,427,089 shares of our common stock as to which (i) Lansdowne Partners has sole voting and dispositive power with respect to 2,975,748 shares and (ii) Lansdowne Partners and Lansdowne UK have shared voting control and dispositive power with respect to 13,451,341 shares. Lansdowne Partners disclaims beneficial ownership of any of these securities, except for its pecuniary interest therein. The business address of Lansdowne Partners is 15 Davies Street, London W1K 3AG, England and the business address of Lansdowne UK is c/o Fortis Prime Fund Solutions Administration Services (Ireland) Limited, Fortis House, Park Lane, Spencer Dock, Dublin 1, Ireland.

(3)	Based on a Schedule 13D/A filed on November 13, 2007, Berggruen Acquisition Holdings Ltd (“BAH”) owns 5,923,200 shares included in founders’ units and Berggruen Holdings North America Ltd. (“Berggruen Holdings”) owns 4,209,500 shares, of which 2,500,000 are included in co-investment units. The number shown in the table above includes an aggregate of 4,750,000 shares of common stock issuable upon exercise of sponsors’ warrants and co-investment warrants, all of which are exercisable beginning on December 21, 2007 but excludes 5,923,200 shares of common stock issuable upon exercise of founders’ warrants which are not exercisable within 60 days of April 23, 2008. BAH is a direct subsidiary of Berggruen Holdings. Berggruen Holdings is a direct, wholly owned subsidiary of Berggruen Holdings Ltd. (“BHL”) and the managing and majority shareholder of BAH. All of the outstanding capital stock of BHL is owned by the Tarragona Trust (“Tarragona”). The trustee of Tarragona is Maitland Trustees Limited, a BVI corporation acting as an institutional trustee in the ordinary course of business without the purpose or effect of changing or influencing control of us. Mr. Berggruen is a director of BHL. Mr. Berggruen may be considered to have beneficial ownership of BAH’s interests in us and disclaims beneficial ownership of any shares in which he does not have a pecuniary interest. The principal business address of each of BAH, Berggruen Holdings and BHL is 1114 Avenue of the Americas, 41st Floor, New York, New York 10036. The principal business address of Mr. Berggruen is 9-11 Grosvenor Gardens, London, SW1W OBD, United Kingdom. The principal business address of Tarragona is 9 Columbus Centre, Pelican Drive, Road Town, Tortola, British Virgin Islands.

(4)	Based on a Schedule 13G filed on February 14, 2008, FMR, LLC holds 13,109,607 shares of our common stock. Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR, LLC, holds 12,904,607 shares of our common stock as a result of acting as investment advisor to various investment companies (“Funds”). Edward C. Johnson 3d, Chairman of FMR, LLC, and FMR, LLC, through its control of Fidelity, and the Funds each has sole power to dispose of the shares owned by the Funds. Neither FMR, LLC nor Mr. Johnson has the sole power to vote the shares owned directly by the Funds, which power resides with the Funds’ boards of trustees. The business address of Fidelity is 82 Devonshire Street, Boston, Massachusetts 02109. Pyramis Global Advisors Trust Company

(“PGATC”), an indirect wholly owned subsidiary of FMR, LLC holds 201,700 shares of our common stock as a result of its serving as investment manager of institutional accounts owning such shares. Mr. Johnson and FMR, LLC, through its control of PGATC, each has sole dispositive and voting power over the shares of common stock owned by the institutional accounts managed by PGATC. The business address of PGATC is 53 State Street, Boston, Massachusetts 02109. Fidelity International Limited (“FIL”) is the beneficial owner of 3,300 shares of our common stock. FIL and various foreign-based subsidiaries provide investment advisory services to a number of non-U.S. investment companies and certain institutional investors. Partnerships controlled by members of the family of Mr. Johnson, or trusts for their benefit, own shares of FIL with the right to cast approximately 47% of the total votes. FMR, LLC and FIL are separate and independent entities and their boards of directors are generally composed of different individuals. FMR, LLC and FIL are of the view that they are not acting as a “group” for purposes of Section 13(d) under the Exchange Act and they therefore need not attribute to each other the beneficial ownership of securities owned by the other corporation. Though the shares held by the other corporation need not be aggregated for purposes of Section 13(d), FMR, LLC made the filing on a voluntary basis as if all shares were beneficially owned by FMR, LLC and FIL jointly. The business address of FIL is Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda.

(5)	Based on a Schedule 13D filed on November 13, 2007, Marlin Equities II, LLC owns 5,923,200 shares and 5,923,200 founders’ warrants included in founders’ units and 2,250,000 sponsors’ warrants and Mr. Franklin owns 2,000,000 shares and 2,000,000 co-investment warrants included in co-investment units. The amount shown in the table includes an aggregate of 4,250,000 shares of common stock issuable upon exercise of sponsors’ warrants and co-investment warrants, all of which are exercisable beginning on December 21, 2007 and excludes 5,923,200 shares of common stock issuable upon exercise of founders’ warrants which are not exercisable within 60 days of April 23, 2008. Mr. Franklin is the sole managing member of Marlin Equities II. Mr. Franklin may be considered to have beneficial ownership of Marlin Equities II’s interests in us. Mr. Franklin disclaims beneficial ownership of any shares, or warrants, as the case may be, in which he does not have a pecuniary interest. The business address of Marlin Equities II and Mr. Franklin is 555 Theodore Fremd Avenue, Suite B-302, Rye, New York 10580.

(6)	Represents shares held by the parties to a Voting Agreement, dated as of June 22, 2007, among the Principals, the Trustees, Lavender Heights Capital LP, Sage Summit LP and us. Each of the parties to the Voting Agreement disclaims beneficial ownership of shares held by the other parties to the Voting Agreement (except each Principal with respect to his respective Trustee).

(7)	Includes 398,300 shares included in units held by certain GLG funds. The warrants included in the units are exercisable for 398,300 shares of our common stock beginning on December 21, 2007. Each of the Principals serves as a Managing Director of GLG Partners Limited, the general partner of GLG Partners LP. GLG Partners LP serves as the investment manager of the GLG funds that have invested the 398,300 units. GLG Partners LP, as investment manager of these GLG funds, may be deemed the beneficial owner of all of our securities owned by these GLG funds. GLG Partners Limited, as general partner of GLG Partners LP, may be deemed the beneficial owner of all of our securities owned by these GLG funds. Each of the Principals, as a Managing Director of GLG Partners Limited with shared power to exercise investment discretion, may be deemed the beneficial owner of all of our securities owned by these GLG funds. Each of GLG Partners LP, GLG Partners Limited and the Principals disclaims beneficial ownership of any of these securities, except for their pecuniary interest therein.

(8)	Mr. White is entitled to receive 440,000 shares under the equity participation plan, 25% of which he received upon consummation of the acquisition of GLG, and the remaining 75% of which will be distributed to him in three equal installments of 25% each over a three-year period on the first, second and third anniversaries of the consummation of the acquisition.

(9)	Mr. San Miguel was awarded 253,631 shares of restricted stock subject to vesting as follows: 105,263 shares vest in four equal installments on November 2, 2008, 2009, 2010 and 2011; 74,184 shares vest in four equal installments on November 2, 2009, 2010, 2011 and 2012; and 74,184 shares vest in four equal installments on November 2, 2010, 2011, 2012 and 2013, for each vesting date, subject to our having achieved certain minimum levels of net assets under management as of the immediately preceding October 31.

(10)	Includes 400,000 and 100,000 shares of common stock included in co-investment units owned by Mr. Ashken and Tasburgh LLC, respectively, and an aggregate of 500,000 shares issuable upon the exercise of the co-investment warrants, which are exercisable beginning on December 21, 2007. Mr. Ashken is the majority owner and managing member of Tasburgh LLC. Mr. Ashken is also a member of Marlin Equities II, LLC, but does not have or share voting a dispositive power of shares held by Marlin Equities II. The business address for Mr. Ashken is 555 Theodore Fremd Avenue, Suite B-302, Rye, New York 10580.

(11)	Mr. Myners was awarded 148,368 shares of restricted stock under the LTIP, which vest in four equal installments on November 2, 2008, 2009, 2010 and 2011.

(12)	Includes 15,229,500 and 10,153,000 shares beneficially owned by Sage Summit LP and Lavender Heights Capital LP, respectively. The Trustees are the directors of the general partner of each of these limited partnerships. The Principals may be deemed beneficial owners of the foregoing shares. Each of the Principals disclaims beneficial ownership of any of these securities.

(13)	Includes 58,900,370 Exchangeable Shares and 58,900,370 associated shares of Series A voting preferred stock beneficially owned by the Gottesman GLG Trust and 4,623 Exchangeable Shares and 4,623 shares of Series A voting preferred stock beneficially owned by Mr. Gottesman. Each Exchangeable Share is exchangeable by the holder at any time and from time to time into one share of our common stock, and each share of Series A voting preferred stock will be automatically redeemed upon the exchange of an Exchangeable Share.

(14)	Includes 18,698,529 and 1,466 shares beneficially owned by the Trustee of the Roman GLG Trust and Mr. Roman, respectively.

(15)	Includes 58,900,370 and 4,623 shares beneficially owned by the Trustee of the Lagrange GLG Trust and Mr. Lagrange, respectively.

On November 2, 2008, we acquired GLG. In connection with the acquisition, the shareholders of GLG received a combination of cash and our stock. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our amended Annual Report on Form 10-K/A contained in our annual report accompanying this proxy statement for a description of our acquisition of GLG. As a result, the Principals and their Trustees, together with certain other parties to the Voting Agreement, acquired voting control of the Company. See “Certain Relationships and Transactions with Related Persons — Voting Agreement” for a description of the Voting Agreement.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis describes the material elements of compensation in 2007 for our executive officers identified in the Summary Compensation Table (our “Named Executive Officers”). For the period prior to the acquisition by our predecessor, Freedom Acquisition Holdings, Inc., of GLG on November 2, 2007, we only had one executive officer, Nicolas Berggruen, and did not provide any compensation to Mr. Berggruen. Prior to the acquisition of GLG, GLG provided compensation to those executives of GLG who became Named Executive Officers in accordance with GLG’s compensation philosophy as a private company. In connection with the GLG acquisition, we adopted GLG’s compensation arrangements with certain of the Named Executive Officers and, in addition, entered into certain new compensation arrangements with the continuing Named Executive Officers.

Prior to the Acquisition of GLG

Prior to the acquisition of GLG, neither Mr. Berggruen nor any of our other directors received any cash compensation for services rendered. No compensation of any kind, including finder’s and consulting fees, will be paid to any of our existing stockholders, including our officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the acquisition of GLG. However, these individuals were reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations.

We agreed to pay Berggruen Holdings, Inc., an affiliate of Mr. Berggruen, a total of $10,000 per month for office space, administrative services and secretarial support until November 2, 2007. This arrangement was agreed to by Berggruen Holdings, Inc. for our benefit and was not intended to provide Berggruen Holdings, Inc. compensation in lieu of a management fee. We believe that such fees are at least as favorable as we could have obtained from an unaffiliated third party. Other than this $10,000 per-month fee, no compensation of any kind, including finder’s and consulting fees, was paid to Mr. Berggruen, our other directors, or any of their respective affiliates, for services rendered prior to or in connection with a business combination.

GLG

GLG’s compensation philosophy has been to create a system that rewards the Principals, key personnel and all other employees for performance. The primary objectives of GLG’s compensation programs is to (1) attract, motivate and retain talented and dedicated senior management and other key personnel and (2) link annual compensation to both individual performance and fund performance, together with our overall financial results. GLG believes this aligns the interests of its senior management and other key personnel with those of the investors in the GLG funds. To achieve these objectives, GLG compensated its senior management and other key personnel with a combination of fixed salary, discretionary bonus and cash distributions or limited partner profit shares. Prior to our acquisition of GLG, these amounts were determined, in the case of Principals, key personnel and employees providing services to GLG Partners LP, by the Principals in their capacities as managing directors of GLG Partners LP and as directors of GLG Partners Limited, the general partner of GLG Partners LP, and, in the case of Principals, key personnel and employees providing services to GLG Partners Services LP, by the Trustees (or their designees), upon consultation with the Principals, in their capacities as directors of GLG Partners Services Limited, the general partner of GLG Partners Services LP. GLG set compensation at levels that it believed were competitive against compensation offered by other alternative asset managers and leading investment banks, primarily in London, against whom GLG competes for senior management and other key personnel, while taking into account the performance of the GLG funds and managed accounts. Historically, GLG’s management has paid primarily cash compensation and has focused on the total compensation package paid to the Principals, senior management and key personnel. However, the most significant portion of the remuneration paid by GLG to its senior management and key personnel (other than the Principals) has been and is expected to continue to be in the form of discretionary bonuses and discretionary limited partner profit share. GLG believes these forms of remuneration are important to align the interests of its senior management and key personnel with those of investors in the GLG funds.

In determining compensation levels, GLG took into account various factors such as market compensation paid by other leading alternative asset managers generally. This is achieved by:

•	discussions with other investment professionals and peer groups from other alternative asset managers;

•	discussions with professional advisors about market rates across the board;

•	discussions with recruitment agencies used by us and review of salary surveys generated by recruitment agencies; and

•	publicly available information ascertained via various means, such as newspapers, magazines, the internet and reports such as the Hedge Fund Compensation Report.

As a privately owned business, GLG did not formally benchmark its compensation arrangements against any specific list of companies, nor did it maintain a certain target percentile within a peer group. Direct comparison may not be possible as elements of individual compensation would vary from firm to firm by virtue of a number of factors, including, among other things:

•	different levels of equity ownership;

•	varying responsibilities;

•	roles and years of service of each individual;

•	the amount of assets under management;

•	the investment performance;

•	the firm size; and

•	differing reinvestment requirements.

In connection with our acquisition of GLG in November 2007, we adopted the essential components of GLG’s compensation philosophy and compensation arrangements with our Named Executive Officers and other key personnel. In addition, as described below under “— Long-Term Incentive Compensation”, as a public company, we also have the ability to make equity-based awards to our Named Executive Officers.

Salary and Bonus

Base salaries have generally been based upon an individual’s scope of responsibilities, level of experience, amounts paid to comparable individuals (both within and outside of our company) and length of service. Discretionary annual bonuses have generally been based on individual performance in absolute and qualitative terms, as well as team performance and our overall performance. Discretionary annual bonuses are designed to reward high-performing key personnel and employees who drive our results and provide an incentive to sustain this performance in the long-term.

Prior to our acquisition of GLG, each of Messrs. Gottesman and Roman had entered into an employment agreement with GLG Partners LP, pursuant to which he received an annual salary payable in pounds sterling, which increased by 10% effective December 1 of each calendar year. In addition, each Principal was eligible to receive a discretionary bonus annually under these employment agreements.

Prior to our acquisition of GLG, each of Messrs. Gottesman and Roman had also entered into an employment agreement with GLG Partners Services LP, pursuant to which he received an annual salary payable in U.S. dollars, which increased by 10% effective December 1 of each calendar year. In addition, each Principal was eligible to receive a discretionary bonus annually under these employment agreements.

Upon consummation of the acquisition of GLG on November 2, 2007, the prior employment agreements were terminated and new employment agreements with each of Messrs. Gottesman, Roman, White and San Miguel became effective. The salaries of Messrs. Gottesman, Roman and White were set at levels that we believe to be reasonable given their duties, responsibilities and contributions to the Company. Mr. San Miguel’s salary was set at a level that we believe to be reasonable given his duties, responsibilities and contributions to the Company and that we believe to be comparable to those provided to executives with similar responsibilities at other companies in our industry.

Noam Gottesman.  Effective as of November 2, 2007, Mr. Gottesman, our Chairman of the Board and Co-Chief Executive Officer, entered into substantially identical employment agreements with each of GLG Partners LP, GLG Partners Services LP and the Company, pursuant to which he receives an aggregate annual salary of $1,000,000 each calendar year. In addition, Mr. Gottesman is eligible to receive a discretionary bonus and equity incentive awards, including under our 2007 Long-Term Incentive Plan (the “LTIP”), annually under these employment agreements, provided that no awards were granted to him for 2007.

Emmanuel Roman.  Effective as of November 2, 2007, Mr. Roman, our Co-Chief Executive Officer, also entered into substantially identical employment agreements with each of GLG Partners LP, GLG Partners Services LP and the Company, pursuant to which he receives an aggregate annual salary of $1,000,000 each calendar year. In addition, Mr. Roman is eligible to receive a discretionary bonus and equity incentive awards, including under our LTIP, annually under these employment agreements, provided that no awards were granted to him for 2007.

Simon White.  Pursuant to an employment agreement with the Company, Mr. White serves as Chief Operating Officer of the Company. Under the terms of his employment agreement, Mr. White receives an annual salary of $500,000 and other benefits as set forth in the employment agreement. Mr. White is also eligible to receive a discretionary cash bonus and to receive equity incentive awards, including under the LTIP. Mr. White also participates in the limited partner profit share arrangement and equity participation plan described under “— Distributions and Limited Partner Profit Shares” below. On November 2, 2007, Mr. White’s interest letter with Laurel Heights LLP was amended to provide that he will no longer receive any partnership draw from Laurel Heights LLP, but he will continue to be eligible for discretionary partnership profit allocations.

Alejandro San Miguel.  Pursuant to his employment agreement with the Company, Mr. San Miguel serves as General Counsel and Corporate Secretary of the Company and receives: an annual salary of $500,000; an annual bonus equal to at least $1.0 million, a portion of which may be conditioned upon the achievement of performance goals; an award of 253,631 shares of restricted stock under the LTIP; and other benefits as set forth in the employment agreement. Mr. San Miguel is also eligible to receive a discretionary cash bonus and to receive equity incentive awards, including under the LTIP.

Performance Compensation Awards for 2008

The 2007 Long-Term Incentive Plan was designed so that the payment of performance compensation awards under the plan would be deductible under Section 162(m) of the Internal Revenue Code. For 2008, the Compensation Committee established performance goals and made performance compensation awards under the plan to Messrs. Simon White, Jeffrey M. Rojek (our Chief Financial Officer as of March 18, 2008) and Alejandro San Miguel on March 28, 2008. Messrs. Gottesman and Roman have not received any performance compensation awards for 2008. Under the awards, the Compensation Committee established a notional bonus pool amount of $9.0 million for 2008, which would be available for cash payments to the eligible executive officers if the performance goals were satisfied. The actual bonus pool amount will be equal to the percentage of a target amount of net AUM achieved by the Company as of December 31, 2008, multiplied by the notional bonus pool amount, subject to a maximum bonus pool amount of $9.0 million (which would be achieved at 100% of the target net AUM amount). No bonus pool will be available and no bonus will be paid if net AUM falls below a certain minimum performance target amount. We believe that the target net AUM amount for 2008 is set at a level which would be achievable by the Company if the Company meets its current business plan. Depending on the Company’s 2008 performance, the actual amount available for the bonus pool may be less than or equal to the notional bonus pool amount of $9.0 million.

Under the awards, the 2008 performance compensation amounts for each individual eligible executive officer will be determined by the Compensation Committee in its sole discretion, subject to the maximum amounts of the actual bonus pool amount allocable to each of Messrs. White, Rojek and San Miguel being one-third of the actual bonus pool amount. The Compensation Committee retains the sole discretion to allocate all, less than all or none of the actual bonus pool amount to the eligible executive officers within such maximums. If the Compensation Committee allocates less than the maximum amount to an eligible executive officer, the unallocated amount will not be available for allocation to any other eligible executive officer. While the specific criteria the Compensation Committee will consider in making its bonus allocation decisions will not be determined until a later date, we expect that the Compensation Committee (which is comprised of a majority of independent directors) will consider, among other things, the individual executive officer’s responsibilities, achievements, contributions to the performance of the Company for 2008, our results of operations, earnings per share and adjusted net income per non-GAAP weighted average fully diluted shares for 2008, the performance of our funds and our success in attracting and retaining AUM for 2008.

Distributions and Limited Partner Profit Shares

Prior to our acquisition of GLG, the Principals had direct and indirect ownership interests in certain GLG entities, principally GLG Partners LP and GLG Partners Services LP, through which they were entitled to receive distributions of profits earned by these GLG entities. In addition, GLG sought to align the interests of its non-principal senior management and other key personnel with those of the investors in the GLG funds through the limited partner profit share arrangement. Under this arrangement, these individuals have direct or indirect profits interests in these GLG entities, which entitles these individuals to receive distributions of profits derived from the fees earned by these GLG entities. Prior to an acquisition of GLG, each of these individuals received the majority of his or her economic benefit in the form of distributions in respect of his or her ownership interests in these GLG entities, in the case of the Principals, and limited partner profit shares, in the case of non-principals. For purposes of this discussion, distributions to each Principal include distributions to his respective Trustee.

Participants in the limited partner profit share arrangement are paid base limited partner profit share generally based on the individual’s scope of responsibilities, level of experience, amounts paid comparable individuals (both within and outside of our company) and length of service. Discretionary limited partner profit share is based on the individual’s contribution to the generation of profits by GLG Partners LP and GLG Partners Services LP, taking into account the nature of the services provided to us by each individual, his or her seniority and the performance of the individual during the period.

A significant portion of the distributions received by the Principals, senior management and key personnel historically has been performance-based. In making compensation decisions, management has taken in the past, and is expected to continue to take in the future, into account performance during the year both absolutely and against established goals for our company to generate revenue and profits, leadership qualities of the individual, the individual’s contribution to the growth of the business, operational performance, business responsibilities, length of service, current compensation arrangements and long-term potential to enhance value for investors in the GLG funds. Specific factors affecting compensation decisions include:

•	key financial measurements such as fee revenue, operating profit, fund inflows and fund performance;

•	promoting commercial excellence, including by creating new product or investment ideas, improving fund performance, introducing new clients, growing AUM, being a leading market player or attracting and retaining other talented individuals and investors;

•	achieving excellence and respect among the senior management, peers and other employees; and

•	enhancing the growth and reputation of the our business as a whole.

Although we do not set specific financial performance targets for the individual based on any quantitative formula, the key factors and financial measurements listed will be considered together with management’s judgment about each individual’s performance in determining the appropriate compensation in light of our current year performance.

We believe that GLG’s philosophy of seeking to align the interests of our key personnel with those of the investors in the GLG funds has been a key contributor to GLG’s growth and successful performance. The Principals, their Trustees and certain of the key personnel participating in the equity participation plan agreed to invest in the GLG funds at least 50% of the excess of the cash proceeds they received in the acquisition over the aggregate amount of any taxes payable on their respective portion of the purchase price, further aligning their interests with those of the investors in these funds. In December 2007, the Principals, their Trustees and these key personnel invested a portion of the cash proceeds from the sale of GLG representing approximately $825 million of additional net AUM in the GLG funds and pay the same fees and invest on the same terms as other investors. The determination of the GLG funds into which our key personnel participating in the equity participation plan will invest the proceeds of the acquisition and the amounts to be invested in each GLG fund will be made by the general partners of Sage Summit LP and Lavender Heights Capital LP, respectively, the vehicles through which the equity participation plan is implemented, in consultation with certain of our key personnel. The general partners of these limited partnerships are Sage Summit Ltd. and Mount Garnet Limited, the directors of which are the Trustees. See “Certain Relationships and Transactions with Related Persons — Investment Transactions”.

Long-Term Incentive Compensation

On October 31, 2007, our stockholders approved the adoption of our 2007 Restricted Stock Plan and the LTIP. We believe the continued ownership by our senior management and key personnel of significant amounts of our common stock, either directly or indirectly through stock-based awards under the Restricted Stock Plan and the LTIP, will afford significant alignment with holders of our common stock. Our long-term incentive compensation will be delivered through the grant of shares of restricted stock to senior management, key personnel and employees under the plans.

Restricted stock will aid in the attraction and retention of our senior management, key personnel and employees and align the interests of these individuals with those of our stockholders. Restricted stock will have additional value for our senior management, key personnel and employees as the price of our common stock increases and our personnel remain employed by us for the period required for the shares of restricted stock to vest (typically over a period of four years), thus providing an incentive to remain employed with us.

The Compensation Committee or another committee designated by the board will determine all material aspects of the long-term incentive awards — who receives an award, the amount of the award, the grant price of the award (if any), the timing of the awards as well as any other aspect of the award it may deem material. When making its decisions regarding long-term incentives, the Compensation Committee may consider many factors. In addition to competitive market data, it may consider the number of shares of our common stock outstanding, the amount of equity incentives currently outstanding and the number of shares available for future grant under the plans. Furthermore, individual stock option awards may be based on many individual factors such as relative job scope and contributions made during the prior year and the number of shares held by individual members of our senior management, key personnel and employees.

Personal Benefits

Our Named Executive Officers participate in a variety of retirement, health and welfare, and vacation benefits designed to enable the Company to attract and retain its workforce in a competitive marketplace. Health and welfare and vacation benefits help ensure that the Company has a productive and focused workforce through reliable and competitive health and other benefits.

Perquisites

Our Named Executive Officers are provided a limited number of perquisites whose primary purpose is the Company’s desire to minimize distractions from the executives’ attention to the Company’s business. An item is not a perquisite if it is integrally and directly related to the performance of the executive’s duties. An item is a perquisite if it confers a direct or indirect benefit that has a personal aspect, without regard to whether it may be provided for some business reason or for the convenience of the Company, unless it is generally available on a non-discriminatory basis to all employees.

The principal perquisites offered to our Named Executive Officers in 2007 are allowances for health, medical, travel and other fringe benefits. Please see the Summary Compensation Table and accompanying narrative disclosures set forth in this proxy statement for more information on perquisites and other personal benefits we provide to our Named Executive Officers.

Severance and Change in Control Benefits

Severance and change in control benefits are designed to facilitate our ability to attract and retain executives as we compete for talented employees in a marketplace where such protections are commonly offered. The severance and change in control benefits found in the Named Executive Officers’ employment agreements are designed to encourage employees to remain focused on our business in the event of rumored or actual fundamental corporate changes. These benefits include continued base salary payments and health insurance coverage (typically for a one-year period), acceleration of the vesting of outstanding equity-based awards, such as restricted stock (without regard to the satisfaction of any time-based requirements or performance criteria).

Termination Provisions.  Our employment agreements with the Named Executive Officers provide severance payments and other benefits in an amount we believe is appropriate, taking into account the time it is expected to take a separated employee to find another job. The payments and other benefits are provided because we consider a separation to be a Company-initiated termination of employment that under different circumstances would not have occurred and which is beyond the control of a separated employee. Separation benefits are intended to ease the consequences to an employee of an unexpected termination of employment. The Company benefits by requiring a general release from separated employees. In addition, the Company has included post-termination non-compete and non-solicitation covenants in certain individual employment agreements.

We consider it likely that it will take more time for higher-level employees to find new employment, and therefore senior management generally is paid severance for a longer period. Additional payments may be permitted in some circumstances as a result of individual negotiations with executives, especially where we desire particular nondisparagement, cooperation with litigation, noncompetition and nonsolicitation terms. See the descriptions of the individual employment agreements with the Named Executive Officers under “Certain Relationships and Transactions with Related Persons — Employment Agreements” for additional information.

Change of control provisions.  Under the Restricted Stock Plan and the LTIP and the award agreements under those plans, our restricted stock generally vest upon a change of control followed by a termination of or change in an executive’s employment, whether or not time vesting requirements or performance targets have been achieved. Under the employment agreements with our Named Executive Officers, other change of control benefits generally require a change of control, followed by a termination of or change in an executive’s employment (i.e., a “double trigger”). The Company believes that the “double trigger” provisions in the Restricted Stock Plan, LTIP and employment agreements with our Named Executive Officers are reasonable and in the best interests of shareholders as they will increase the likelihood that an executive will remain with the Company should a change of control event occur. In addition, the “double trigger” provisions in the employment agreements will help ensure that some change of control benefits will become due only if the Named Executive Officer’s employment actually terminates as a result of the change of control.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits our tax deductions relating to the compensation paid to Named Executive Officers, unless the compensation is performance-based and the material terms of the applicable performance goals are disclosed to and approved by our stockholders. All of our equity-based compensation plans have received stockholder approval and, to the extent applicable, were prepared with the intention that our incentive compensation would qualify as performance-based compensation under Section 162(m). While we intend to continue to rely on performance-based compensation programs, we are cognizant of the need for flexibility in making executive compensation decisions, based on the relevant facts and circumstances, so that the best interests of the Company and our stockholders are achieved. To the extent consistent with this goal and to help us manage our compensation costs, we attempt to satisfy the requirements of Section 162(m) with respect to those elements of our compensation programs that are performance-based.

Accounting for Stock-Based Compensation

Effective January 1, 2006, we adopted Statement of Financial Accounting Standards (SFAS) No. 123 (Revised 2004), Share-Based Payments (“SFAS 123(R)”), and began recording stock-based compensation expense in our financial statements in accordance with SFAS 123(R).

Certain Awards Deferring or Accelerating the Receipt of Compensation

Section 409A of the Code, enacted as part of the American Jobs Creation Act of 2004, imposes certain new requirements applicable to “nonqualified deferred compensation plans”. If a nonqualified deferred compensation plan subject to Section 409A fails to meet, or is not operated in accordance with, these new requirements, then all compensation deferred under the plan may become immediately taxable. The Company intends that awards granted under the LTIP will comply with the requirements of Section 409A and intends to administer and interpret the LTIP in such a manner.

Role of Executives and Others in Establishing Compensation

Our Co-Chief Executive Officers, Noam Gottesman and Emmanuel Roman, annually review the performance of the Named Executive Officers (other than their own, which are reviewed by the Compensation Committee), and meet on a case-by-case basis with each of the other Named Executive Officers to reach agreements with respect to salary adjustments and annual award amounts, which are then presented to the Compensation Committee for approval. The Compensation Committee can exercise discretion in modifying any recommended adjustments or awards to executives. There was only one meeting of the Compensation Committee in 2007 and Messrs. Gottesman and Roman both attended.

The day-to-day design and administration of benefits, including health and vacation plans and policies applicable to salaried employees in general are handled by our Human Resources, Finance and Legal Departments. Our Compensation Committee (or board of directors) remains responsible for certain fundamental changes outside the day-to-day requirements necessary to maintain these plans and policies.

Our board of directors has established a Special Grant Committee which consists of Messrs. Gottesman and Roman. The committee has full authority and power, pursuant to the Company’s Restricted Stock Plan and LTIP to make grants of restricted stock to participants under such plans, other than executive officers of the Company and certain designated employees, provided, that the aggregate number of shares subject to such restricted stock grants are limited to the maximum number of shares authorized under the respective plans; and provided, further, that the committee must report all grants to the Board of Directors at its first meeting following such grant.

The board has also delegated to the Co-Chief Executive Officers the authority to set compensation for all personnel, other than executive officers of the Company and certain designated employees.

Conclusion

In summary, we believe the current design of our executive compensation programs, utilizing a mix of base salary, annual cash bonus and long-term equity-based incentives properly motivates our management team to perform and produce strong returns for the Company and its stockholders. Further, although the current compensation programs have been in place for less than a year, in the view of the board of directors and the Compensation Committee, the overall compensation amounts earned by the Named Executive Officers under our compensation programs for fiscal 2007 reflect the performance of the Company during the period and appropriately reward the Named Executive Officers for their efforts and achievements during fiscal 2007, consistent with our compensation philosophy and objectives.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and the amended Annual Report on Form 10-K/A for the year ended December 31, 2007.

Compensation Committee

Ian G.H. Ashken, Chairman
Nicolas Bergguen
Martin E. Franklin

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth certain summary information concerning compensation paid or accrued by the Company and GLG for services rendered in all capacities during the fiscal years ended December 31, 2007 and 2006 for our Named Executive Officers. As discussed above under “Compensation Discussion and Analysis”, prior to November 2, 2007, in addition to receiving an annual salary and discretionary bonus (other than Mr. White), Messrs. Gottesman, Roman and White received the majority of their compensation in the form of distributions in respect of their direct or indirect ownership interests in GLG’s businesses and/or limited partner profit shares. Therefore, a significant portion of the distributions received by these Named Executive Officers has been performance-based, because all of their distributions have been calculated based on their respective percentage interests in the profits of GLG and their allocated limited partner profit shares. Cash distributions in respect of fiscal 2007 and 2006 to the Gottesman GLG Trust for the benefit of Mr. Gottesman were $116,121,592 and $54,579,000, respectively, and to the Roman GLG Trust for the benefit of Mr. Roman were $38,933,580 and $19,152,000, respectively. The fiscal 2007 amounts for Messrs. Gottesman and Roman are subject to adjustment in connection with the final 2007 profit determinations. In addition, Mr. White received limited partner profit shares in the amounts of $2,735,800 and $2,206,000, representing limited partner profit share for fiscal 2007 and the second half of fiscal 2006, respectively. See “Certain Relationships and Transactions with Related Persons — Limited Partner Profit Share Arrangement”.

Summary Compensation Table

								Non-Equity
								Incentive
					Stock		Option	Plan	All Other
		Salary	Bonus		Awards		Awards	Compensation	Compensation		Total
Name and Principal Position	Year	($)	($)		($)		($)	($)	($)		($)

Noam Gottesman	2007	4,352,780	—		—		—	—	73,815	(1)	4,426,595
Chairman and Co-Chief Executive Officer	2006	4,664,130	—		—		—	—	81,200	(1)	4,745,330
Emmanuel Roman	2007	4,352,780	—		—		—	—	73,815	(1)	4,426,595
Co-Chief Executive Officer	2006	4,659,420	—		—		—	—	81,200	(1)	4,740,620
Simon White	2007	76,923	—		1,964,111	(2)	—	—	663,648	(3)	2,704,682
Chief Operating Officer (Chief Financial Officer during 2007)	2006	294,000	—		—		—	—	5,700	(4)	299,700
Alejandro R. San Miguel	2007	76,923	400,000	(6)	219,757	(7)	—	—	—		696,680
General Counsel and Corporate Secretary(5)
Nicolas Berggruen	2007	—	—		—		—	—	—		—
Former President and Chief Executive Officer	2006	—	—		—		—	—	—		—

(1)	Represents the maximum allowance for health, medical, travel and other fringe benefits the Named Executive Officer is entitled to receive.

(2)	Represents the expense recognized in 2007 for 440,000 shares of common stock, which are subject to vesting, comprising the stock component of Mr. White’s 0.2% interest in the total cash and equity consideration received by GLG shareholders in the acquisition transaction under our equity participation plan for financial statement reporting purposes for the fiscal year in accordance with SFAS 123(R), except that pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. See the Grants of Plan-Based Awards table and “Certain Relationships and Transactions with Related Persons — Equity Participation Plan” for further information regarding the equity participation plan awards. Amounts recognized under SFAS 123(R) have been determined using the assumptions set forth in Note 8, Share-Based Compensation, to our audited restated financial statements included in our amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 2007. The amounts shown do not correspond to the actual value that may be realized by Mr. White.

(3)	Includes $652,778, representing the expense recognized in 2007 with respect to the $2,000,000 cash award, which is subject to vesting, comprising the cash component of Mr. White’s 0.2% interest in the total cash and equity consideration received by GLG shareholders in the acquisition transaction under our equity participation plan for financial statement reporting purposes for the fiscal year in accordance with SFAS 123(R), except that pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. See the Grants of Plan-Based Awards table and “Certain Relationships and Transactions with Related Persons — Equity Participation Plan” for further information regarding the equity participation plan awards. Amounts recognized under SFAS 123(R) have been determined using the assumptions set forth in Note 8, Share-Based Compensation, to our audited restated financial statements included in our amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 2007. The amounts shown do not correspond to the actual value that may be realized by Mr. White. Also includes $10,870 for medical, dental and health benefits.

(4)	Represents medical, dental and health benefits.

(5)	Mr. San Miguel became our General Counsel and Corporate Secretary in November 2007.

(6)	Includes $166,667, representing the guaranteed bonus amount payable to Mr. San Miguel pursuant to his employment agreement.

(7)	Represents the expense recognized in 2007 for restricted stock awards for financial statement reporting purposes for the fiscal year in accordance with SFAS 123(R), except that pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. See the Grants of Plan-Based Awards table for further information regarding the restricted stock awards. Amounts recognized under SFAS 123(R) have been determined using the assumptions set forth in Note 8, Share-Based Compensation, to our audited restated financial statements included in our amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 2007. The amounts shown do not correspond to the actual value that may be realized by Mr. San Miguel.

Grants of Plan-Based Awards in 2007

									All Other		All Other
						Estimated Future			Stock		Option		Grant
						Payouts Under Equity			Awards:		Awards:	Exercise	Date Fair
			Estimated Possible Payouts			Incentive Plan			Number of		Number of	or Base	Value of
			Under Non-Equity Incentive			Awards			Shares of		Securities	Price of	Stock and
			Plan Awards				Target/		Stock or		Underlying	Option	Option
	Grant	Award	Threshold	Target	Maximum	Threshold	Maximum		Units		Options	Awards:	Awards
Name	Date	Type	($)	($)	($)	(#)	(#)		(#)		(#)	($/Sh)	($)

Noam Gottesman	—	—	—	—	—	—	—		—		—	—	—
Emmanuel Roman	—	—	—	—	—	—	—		—		—	—	—
Simon White	11/2/2007	Restricted Stock	—	—	—	—	—		440,000	(1)	—	—	6,028,000
Alejandro R. San Miguel	11/2/2007	Restricted Stock	—	—	—	—	253,631	(2)	—		—	—	3,474,745
Nicolas Berggruen (Former CEO)	—	—	—	—	—	—	—		—		—	—	—

(1)	Represents the shares of common stock comprising the stock component of Mr. White’s 0.2% interest in the total cash and equity consideration received by GLG shareholders in the acquisition transaction under our equity participation plan. Twenty-five percent of the shares of common stock vested on November 2, 2007 and the remaining 75% of the shares will be distributed to Mr. White in three equal installments of 25% each over a three-year period on each of November 2, 2008, 2009 and 2010. Mr. White’s interest in the $2,000,000 cash component vests in the same manner as the stock component.

(2)	Represents restricted shares of common stock granted under the LTIP, subject to vesting as follows: 105,263 shares vest in four equal installments on November 2, 2008, 2009, 2010 and 2011; 74,184 shares vest in four equal installments on November 2, 2009, 2010, 2011 and 2012; and 74,184 shares vest in four equal installments on November 2, 2010, 2011, 2012 and 2013, for each vesting date subject to our having achieved certain minimum levels of net assets under management as of the immediately preceding October 31.

Outstanding Equity Awards at 2007 Fiscal Year-End

	Option Awards					Stock Awards
Equity
Incentive
								Equity	Plan
								Incentive	Awards:
			Equity					Plan	Market
			Incentive					Awards:	or Payout
			Plan					Number	Value of
			Awards:				Market	of Unearned	Unearned
	Number of	Number of	Number of			Number of	Value of	Shares,	Shares,
	Securities	Securities	Securities			Shares or	Shares or	Units or	Units or
	Underlying	Underlying	Underlying			Units of	Units of	Other	Other
	Unexercised	Unexercised	Unexercised	Option		Stock That	Stock That	Rights	Rights
	Options	Options	Unearned	Exercise	Option	Have Not	Have Not	That Have	That Have
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Not Vested	Not Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)(1)	(#)	($)(1)

Noam Gottesman	—	—	—	—	—	—	—	—	—
Emmanuel Roman	—	—	—	—	—	—	—	—	—
Simon White	—	—	—	—	—	330,000	4,488,000	—	—
Alejandro R. San Miguel	—	—	—	—	—	—	—	253,631	3,449,382
Nicolas Berggruen (Former CEO)	—	—	—	—	—	—	—	—	—

(1)	Based on the $13.60 per share closing price of our common stock on December 31, 2007.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information, as of December 31, 2007, about shares of our common stock that may be issued upon the vesting of restricted stock granted to employees, consultants or directors under all of our existing equity compensation plans. The table does not include information with respect to shares subject to the equity participation plan which was assumed by the Company in connection with the acquisition of GLG. Upon forfeiture, any unvested shares of restricted stock under the equity participation plan will not be returned to the Company but instead to the limited partnerships, Sage Summit LP and Lavender Heights Capital LP, which may reallocate such shares to their existing or future limited partners.

	(a)	(b)	(c)
	Number of	Weighted-	Number of Securities
	Securities to be	Average	Remaining Available
	Issued Upon	Exercise	for Future Issuance
	Vesting of	Price	Under Equity
	Outstanding	of Outstanding	Compensation Plans
	Restricted	Restricted	(Excluding Securities
Plan Category	Stock Awards	Stock Awards	Reflected in Column (a))

Equity compensation plans approved by stockholders	10,355,422	N/A	39,644,578
Equity compensation plans not approved by stockholders	—	N/A	—

Total	10,355,422	N/A	39,644,578

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS

Investment Transactions

All GLG shareholders, including the Principals and their Trustees and the key personnel participating in the equity participation plan invested in the GLG funds at least 50% of the excess of the cash proceeds they received in the acquisition over the aggregate amount of any taxes payable on their respective portion of the purchase price, further aligning their interests with those of the investors in these funds. The Principals and the Trustees (including certain family members of the Principals) and key personnel had as of December 31, 2007, investments in GLG funds equal to approximately $725 million of net AUM and pay the same fees and invest on the same terms as do other investors. Because these investments are made at the same fees and on the same terms as those of other investors, we believe these investments do not result in conflicts of interest with other investors in the GLG funds. The determination of the GLG funds into which our key personnel participating in the equity participation plan will invest the proceeds of the acquisition and the amounts to be invested in each GLG fund will be made by the general partners of Sage Summit LP and Lavender Heights Capital LP, the vehicles through which the equity participation plan is implemented, in consultation with such GLG key personnel. The general partners of these limited partnerships are Sage Summit Ltd. and Mount Garnet Limited, respectively, the directors of which are the Trustees.

Lehman Brothers Bankhaus AG Loans

A subsidiary of Lehman Brothers Holdings Inc. holds approximately 11.1% of the voting interest in our company.

In 2000, Lehman Brothers Bankhaus AG, an affiliate of Lehman Brothers International (Europe), which we refer to as Lehman Bankhaus, made loans to each of the Gottesman GLG Trust, the Lagrange GLG Trust, the Green GLG Trust, and Stirling Trustees Limited, in its capacity as trustee of the Jabre GLG Trust, a trust established by Philippe Jabre for the benefit of himself and his family (the “Jabre GLG Trust”). The loan to Abacus (C.I.) Limited was novated and assigned to Mr. Green in June 2002 and further novated and assigned to Chapter Investment Assets Limited in June 2007. The loans were non-recourse to the assets of the borrowers, except that they were secured by a pledge to Lehman Bankhaus by each of the borrowers of 1,000 shares of non-voting stock (representing all of the non-voting stock) in each of GLG Holdings Limited, GLG Partners Services Limited, GLG Partners (Cayman) Limited and GLG Partners Asset Management Limited owned by the borrowers and any dividends paid on such shares. The loans required that dividends be paid on the non-voting shares from time to time and that all dividends paid on the non-voting shares be applied to the repayment of the loans. In June 2007, the loan to the Jabre GLG Trust was repaid in full. In February 2008, the remaining loans to the Gottesman GLG Trust, the Lagrange GLG Trust and Chapter Investment Assets Limited were repaid in full. The largest amounts of principal outstanding under the loans during 2007 and the amounts of principal and interest paid on the loans during 2007 by the Gottesman GLG Trust, the Lagrange GLG Trust, Mr. Green/Chapter Investment Assets Limited and the Jabre GLG Trust were $23,939,611, $12,544,497, $16,829,384 and $11,787,017, respectively, and $20,658,890, $10,735,529, $14,487,785 and $11,975,555, respectively. The loans bore interest at a rate of 3.0% per annum, other than the loan to the Gottesman GLG Trust, which bore interest at a rate of 4.53% per annum. As of June 15, 2007, all of Mr. Green’s non-voting shares in each of the GLG entities referred to above were transferred to Chapter Investment Assets Limited.

Prior to the closing of the acquisition, each of GLG Holdings Limited and GLG Partners Services Limited declared dividends payable to holders of record immediately prior to the closing of the acquisition on its non-voting shares based on a formula which is expected to result in an amount sufficient to repay fully (but not exceed) outstanding amounts on the loans to the Gottesman GLG Trust, the Lagrange GLG Trust and Mr. Green described above. Immediately prior to the closing of the acquisition, Lehman Bankhaus released the pledge on the non-voting shares, but not on any dividend, and all of the non-voting shares were repurchased or redeemed by the relevant GLG entity. Lehman Bankhaus had agreed to forgive the remaining outstanding balance after the closing if the formula-based dividend is not sufficient to repay the loans. In February 2008, the formula-based dividends paid were sufficient to repay the loans in full and the loans were terminated.

Amendment to the Purchase Agreement

Pursuant to the purchase agreement for our acquisition of GLG, the purchase price was subject to increase or decrease on each of three adjustment dates based on the “net cash” (as defined in the purchase agreement) of GLG at the time of the acquisition. The purchase price would be adjusted up or down, on a dollar-for-dollar basis, to the extent the net cash amount as of the closing date is higher or lower than $0, as calculated by the Buyers’ representative, Jared Bluestein. On March 4, 2008, the Company, the Buyer’s Representative and the Sellers’ Representative, Noam Gottesman, amended the purchase agreement to defer the third adjustment date from ten business days after the receipt of our audited fiscal 2007 financial statements to the earliest of (a) July 31, 2008 and (b) the date set forth in a written notice given to Buyer’s Representative by Seller’s Representative, which date pay not be prior to (i) the fifth business day after such written notice is given to Buyer’s Representative or (ii) receipt of the audited restated financial statements of GLG for the year ended December 31, 2007.

Transactions with Lehman Brothers

Lehman Brothers Holdings Inc. and its affiliates (collectively, “Lehman Brothers”) provide services to the GLG funds through the following related arrangements: Lehman Brothers provides prime brokerage services to certain of the GLG funds pursuant to prime brokerage agreements with each of the GLG funds. In addition, Lehman Brothers acts as a broker, prime broker, derivatives counterparty and stock lending agent for certain of the GLG funds and managed accounts pursuant to market standard trading agreements. Lehman Brothers also clears and settles securities and derivatives trades for certain of the GLG funds and for certain managed accounts pursuant to a clearing and settlement agreement dated September 2000 with GLG Partners LP. In addition, Lehman Brothers provides on-going services such as issuing contract notes to our clients and provides certain systems, such as a convertible bond trading system, pursuant to an ongoing services agreement, dated September 2000. Pursuant to a dealing agreement, dated September 2000, Lehman Brothers provides custody services to certain of our clients. This agreement also establishes the regulatory relationship between Lehman Brothers and us. Lehman Brothers also provides payroll services to us and has agreed to provide us with disaster recovery support, such as office space. Pursuant to these agreements, the GLG funds paid Lehman Brothers an aggregate of approximately $125 million for these services during 2007. GLG paid Lehman Brothers approximately $100,000 in the aggregate in respect of payroll services provided during 2007.

In addition, Lehman Brothers distributes GLG funds through their private client sales force, and we rebate to Lehman Brothers, on an arm’s-length basis, certain of the fees that we receive from the GLG funds in relation to these investments. The annual charge to GLG was approximately $5.5 million in 2007.

Limited Partner Profit Share Arrangement

Beginning in mid-2006, we entered into partnership with a number of our key personnel in recognition of their importance in creating and maintaining the long-term value of our company. These individuals ceased to be employees and either became direct or indirect holders of limited partnership interests in certain GLG entities or formed Laurel Heights LLP and Lavender Heights LLP through which they provide services to us. Future participants in the limited partner profit share arrangement are expected to participate as members of Laurel Heights LLP and, in certain cases, Lavender Heights LLP. Through these partnership interests, our key personnel are entitled to partnership draws and limited partner profit distributions. New key personnel and additional existing personnel may be admitted as new members of Laurel Heights LLP and Lavender Heights LLP. In addition, current members of Laurel Heights LLP and Lavender Heights LLP who cease to provide services to us will be removed as members of Laurel Heights LLP and Lavender Heights LLP. We refer to these amounts as the “limited partners profit shares”. Key personnel that are participants in the limited partner profit share arrangement do not receive salaries or discretionary bonuses from us, except for our Chief Operating Officer. We did not acquire the membership interests of our key personnel in Laurel Heights LLP and Lavender Heights LLP or Saffron Woods’ or Steven Roth’s interest in GLG Partners Services LP representing their interests in the limited partner profit share arrangement. These interests remain outstanding after the consummation of the acquisition transaction. The amounts distributed to Laurel Heights LLP by GLG

Partners LP and to Lavender Heights LLP, Saffron Woods Corporation and Steven Roth by GLG Partners Services LP, on account of their respective limited partnership interests are determined by the respective general partners of the limited partnerships, whose decisions will be controlled by our management. The amounts received by Laurel Heights LLP and Lavender Heights LLP are distributed by them to our key personnel who are their members as limited partner profit shares in such amounts as shall be determined by their respective managing members, whose decisions will be controlled by the Principals or the Trustees, as the case may be. Other than distributions in connection with the limited partners profit share arrangement and with respect to the delivery of restricted stock and related dividends or dividend equivalents under the Restricted Stock Plan and LTIP, Laurel Heights LLP, Lavender Heights LLP, Saffron Woods and Steven Roth are not expected to receive any other distributions from GLG Partners LP or GLG Partners Services LP.

The Principals do not participate in the limited partner profit share arrangement. For 2007, Mr. White received limited partner profit share in the amount of $2,735,800.

Equity Participation Plan

In March 2007, we established the equity participation plan to provide certain key individuals, through their direct or indirect limited partnership interests in two limited partnerships, Sage Summit LP and Lavender Heights Capital LP, with the right to receive a percentage of the proceeds derived from an initial public offering relating to GLG or a third-party sale of GLG. The Principals do not participate in the equity participation plan. Upon consummation of the acquisition, Sage Summit LP and Lavender Heights Capital LP received collectively 33,000,000 shares of our common stock and $150 million in cash or promissory notes payable to the GLG shareholders in the acquisition, 99.9% of which was allocated to key individuals who are limited partners of Sage Summit LP and Lavender Heights LP. The balance of the consideration remains unallocated. Of the portion which has been allocated, 92.4% was allocated to limited partners whom we refer to as Equity Sub Plan A members and 7.6% was allocated to limited partners whom we refer to as Equity Sub Plan B members. These limited partnerships distributed to the Equity Sub Plan A members, 25% of the aggregate amount allocated to them upon consummation of the acquisition of GLG, and the remaining 75% will be distributed to the members in three equal installments of 25% each upon vesting over a three-year period on the first, second and third anniversaries of the consummation of the acquisition, subject to the ability of the general partners of the limited partnerships, whose respective boards of directors consist of the Trustees, to accelerate vesting. These limited partnerships will distribute to the Equity Sub Plan B members, 25% of the aggregate amount allocated to them in four equal installments of 25% each upon vesting over a four-year period on the first, second, third and fourth anniversaries of the consummation of the acquisition, subject to the ability of the general partners of the limited partnerships, whose respective boards of directors consist of the Trustees, to accelerate vesting. The unvested portion of such amounts will be subject to forfeiture in the event of termination of the individual as a limited partner prior to each vesting date, unless such termination is without cause after there has been a change in control of our company after completion of the acquisition or due to death or disability. Upon forfeiture, these unvested amounts will not be returned to us but instead to the limited partnerships, which may reallocate such amounts to their existing or future limited partners.

In March 2007, Mr. White was admitted as a limited partner in each of Sage Summit LP and Lavender Heights Capital LP through which he is entitled to receive $2,000,000 in cash and 440,000 shares of common stock representing 0.2% of the total consideration of the acquisition, subject to vesting as described above. Mr. White’s $2,000,000 cash amount was paid in the form of loan notes of our FA Sub 1 Limited subsidiary, which bear interest at a fluctuating rate per annum equal to the Citibank Institutional Market Deposit Account less 0.10% per annum. For 2007, Mr. White earned $14,089 in interest on the loan notes.

Voting Agreement

Concurrent with the execution of the purchase agreement, the Principals, the Trustees, Sage Summit LP and Lavender Heights Capital LP, whom we refer to collectively as the controlling stockholders, and our company entered into a voting agreement in connection with the controlling stockholders’ control of our company. The controlling stockholders control approximately 53% of the voting power of the outstanding shares of our capital stock.

Voting Arrangement

The controlling stockholders have agreed to vote all of the shares of our common stock and Series A voting preferred stock and any other security of our company beneficially owned by the controlling stockholders that entitles them to vote in the election of our directors, which we refer to collectively as the voting stock, in accordance with the agreement and direction of the parties holding the majority of the voting stock collectively held by all controlling stockholders, which we refer to as the voting block, with respect to each of the following events:

•	the nomination, designation or election of the members of our board of directors (or the board of any subsidiary) or their respective successors (or their replacements);

•	the removal, with or without cause, from the board of directors (or the board of any subsidiary) of any director; and

•	any change in control our company.

The controlling stockholders and we have agreed that so long as the controlling stockholders and their respective permitted transferees collectively beneficially own (1) more than 25% of our voting stock and at least one Principal is an employee, partner or member of ours or any subsidiary of ours or (2) more than 40% of the voting stock, we will not authorize, approve or ratify any of the following actions or any plan with respect thereto without the prior approval of the Principals who are then employed by us or any of its subsidiaries and who beneficially own more than 50% of the aggregate amount of voting stock held by all continuing Principals:

•	any incurrence of indebtedness, in one transaction or a series of related transactions, by us or any of our subsidiaries in excess of $570.0 million or, if a greater amount has been previously approved by the controlling stockholders and their respective permitted transferees, such greater amount;

•	any issuance by us of equity or equity-related securities that would represent, after such issuance, or upon conversion, exchange or exercise, as the case may be, at least 20% of our total voting power, other than (1) pursuant to transactions solely among us and our wholly owned subsidiaries, and (2) upon conversion of convertible securities or upon exercise of warrants or options;

•	any commitment to invest or investment or series of related commitments to invest or investments in a person or group of related persons in an amount greater than $250.0 million;

•	the adoption of a shareholder rights plan;

•	any appointment of a Chief Executive Officer or Co-Chief Executive Officer of ours; or

•	the termination of the employment of a Principal with us or any of its material subsidiaries without cause.

The controlling stockholders and we have agreed, subject to the fiduciary duties of our directors, that so long as the controlling stockholders and their respective permitted transferee(s) beneficially own voting stock representing:

•	more than 50% of our total voting power, we will nominate individuals designated by the voting block such that the controlling stockholders will have six designees on the board of directors if the number of directors is ten or eleven, or five designees on the board if the number of directors is nine or less and, in each case, assuming such nominees are elected;

•	between 40% and 50% of our total voting power, we will nominate individuals designated by the voting block such that the controlling stockholders will have five designees on the board of directors if the number of directors is ten or eleven, or four designees on the board if the number of directors is nine or less and, in each case, assuming such nominees are elected;

•	between 25% and 40% of our total voting power, we will nominate individuals designated by the voting block such that the controlling stockholders will have four designees on the board of directors if the number of directors is ten or eleven, or three designees on the board if the number of directors is nine or less and, in each case, assuming such nominees are elected;

•	between 10% and 25% of our total voting power, we will nominate individuals designated by the voting block such that the controlling stockholders will have two designees on the board of directors, assuming such nominees are elected; and

•	less than 10% of our total voting power, we will have no obligation to nominate any individual that is designated by the controlling stockholders.

In the event that any designee for any reason ceases to serve as a member of the board of directors during his or her term of office, the resulting vacancy on the board will be filled by an individual designated by the controlling stockholders.

Transfer Restrictions

No controlling stockholder may transfer voting stock except that transfers may be made to permitted transferees (as defined in the voting agreement) and in public markets as permitted by the GLG shareholders agreement among the GLG shareholders, Berggruen Holdings and Marlin Equities described above.

Drag-Along Rights

The controlling stockholders have agreed that if (1) the voting block proposes to transfer all of the voting stock held by it to any person other than a Principal or a Trustee, (2) such transfer would result in a change in control of our company, and (3) if such a transfer requires any approval under the voting agreement or under the GLG shareholders agreement, such transfer has been approved in accordance with the voting agreement and the GLG shareholders agreement, then if requested by the voting block, each other controlling stockholder will be required to sell all of his or its voting stock.

Restrictions on Other Agreements

The controlling stockholders have agreed not to enter into or agree to be bound by any other stockholder agreements or arrangements of any kind with any person with respect to any voting stock, including, without limitation, the deposit of any voting stock in a voting trust or forming, joining or in any way participating in or assisting in the formation of a group with respect to any voting stock, except to the extent contemplated by the shareholders agreement.

Any permitted transferee (other than a limited partner of Sage Summit LP and Lavender Heights Capital LP) of a controlling stockholder will be subject to the terms and conditions of the voting agreement as if such permitted transferee were a controlling stockholder. Each controlling stockholder has agreed (1) to cause its respective permitted transferees to agree in writing to be bound by the terms and conditions of the voting agreement and (2) that such controlling stockholder will remain directly liable for the performance by its respective permitted transferees of all obligations of such permitted transferees under the voting rights agreement.

Agreement among Principals and Trustees

Concurrent with the execution of the purchase agreement, the Principals and the Trustees entered into an agreement among principals and trustees.

The agreement among principals and trustees provides that in the event a Principal voluntarily terminates his employment with us for any reason prior to the fifth anniversary of the consummation of the acquisition, the following percentages of our common stock, our Series A voting preferred stock or Exchangeable Shares held by that Principal and his Trustee as of the consummation of the acquisition, which we refer to as Forfeitable Interests, will be forfeited, together with the same percentage of all distributions received with respect to such Forfeitable Interests after the date the Principal voluntarily terminates his employment with us, to the Principals who continue to be employed by us or a subsidiary as of the applicable forfeiture date and their Trustees, as follows:

•	in the event the termination occurs prior to the first anniversary of the consummation of the acquisition, 82.5%;

•	in the event the termination occurs on or after the first but prior to the second anniversary of the consummation of the acquisition, 66%;

•	in the event the termination occurs on or after the second but prior to the third anniversary of the consummation of the acquisition, 49.5%;

•	in the event the termination occurs on or after the third but prior to the fourth anniversary of the consummation of the acquisition, 33%; and

•	in the event the termination occurs on or after the fourth but prior to the fifth anniversary of the consummation of the acquisition, 16.5%.

For purposes of the agreement, “forfeiture date” means the date which is the earlier of (1) the date that is six months after the applicable date of termination of employment by the Principal and (2) the date on or after such termination date that is six months after the date of the latest publicly-reported disposition of our equity securities by any continuing Principal, which disposition is not exempt from the application of the provisions of Section 16(b) of the Exchange Act.

Shares of our capital stock acquired by the Principals or their Trustees after the consummation of the acquisition (other than by operation of the agreement among principals and trustees), including shares acquired as a result of equity awards from us, will not be subject to the forfeiture provisions described above.

None of the forfeited Forfeitable Interests will return to or benefit us. Forfeited Forfeitable Interests will be allocated among the continuing Principals and their Trustees based on their and their permitted transferees’ collective pro rata ownership of all Forfeitable Interests held by the continuing Principals and their Trustees and their respective permitted transferees as of the Forfeiture Date. For purposes of this allocation, each Principal and his Trustee will be deemed to hold all Forfeitable Interests that he or his permitted transferee transfers to a charitable institution, even if such charitable institution subsequently transfers such Forfeitable Interests to any other person or entity.

To the extent that a continuing Principal or his Trustee receives Forfeitable Interests of another Principal or his Trustee or permitted transferee pursuant to the provisions described above, such Forfeitable Interests will be deemed to be Forfeitable Interests of the continuing Principal or his Trustee receiving such Forfeitable Interests for all purposes of the agreement among principals and trustees.

The transfer by a Principal or his Trustee of any Forfeitable Interests to a permitted transferee or any other person will in no way affect any of his obligations under the agreement. A Principal or his Trustee may, in his or its sole discretion, satisfy all or a portion of his or its obligations under the agreement among principals and trustees by substituting, for any shares of our common stock or shares of our Series A voting preferred stock and Exchangeable Shares otherwise forfeitable, an amount of cash equal to the closing trading price, on the business day immediately preceding the Forfeiture Date, of such shares on the securities exchange, if any, where such shares then primarily trade.

The forfeiture requirements contained in the agreement among principals and trustees will lapse with respect to a Principal and his Trustee and permitted transferees upon the death or disability of a Principal, unless he voluntarily terminated his employment with us prior to such event.

The agreement among principals and trustees may be amended and the terms and conditions of the agreement may be changed or modified upon the approval of a majority of the Principals who remain employed by us. We and our stockholders have no ability to enforce any provision thereof or to prevent the Principals from amending the agreement among principals and trustees or waiving any forfeiture obligation.

Schreyer Consulting Agreement

GLG Partners Services LP entered into a consulting agreement, dated as of January 1, 2002, with Leslie J. Schreyer. Mr. Schreyer, in his capacity as the trustee of the Gottesman GLG Trust, is a Trustee. Under the terms of the consulting agreement, GLG Partners Services LP agreed to engage Mr. Schreyer as its legal counsel and adviser on a part-time basis. The consulting agreement was for a one-year term and automatically renewed each year for an additional one-year term, unless terminated. The consulting agreement provided for an annual base salary of $1.5 million, of which $500,000 was paid in monthly installments and the balance was paid when bonuses are payable. Mr. Schreyer was also eligible to receive a bonus and other benefits, such as health insurance. Mr. Schreyer received total salary and bonus of $2.7 million during 2007 under the consulting agreement. The consulting agreement could be terminated on 90 days’ written notice by either GLG Partners Services LP or Mr. Schreyer.

On November 2, 2007, the consulting agreement was terminated and Mr. Schreyer entered into an employment agreement with GLG Partners, Inc. Pursuant to his employment agreement, Mr. Schreyer serves as an advisor to us and is employed by us on a part-time basis. The initial term of the employment agreement expires on December 31, 2008, and the agreement automatically renews for one-year periods thereafter unless advance notice of at least 90 days is given. Mr. Schreyer receives an annual base salary of $1.5 million, $500,000 of which is paid in monthly installments and the balance of which is paid at the same time that annual bonuses are paid by us. Mr. Schreyer is also eligible for a discretionary bonus, to participate in the LTIP, and to receive employee benefits, such as health insurance. Mr. Schreyer received total salary and bonus of $500,000 during 2007 under the employment agreement.

On November 2, 2007, Mr. Schreyer received restricted stock awards under the Restricted Stock Plan and the LTIP of an aggregate of 576,923 shares of restricted stock. On February 4, 2008, Mr. Schreyer received a restricted stock award under the LTIP of 75,250 shares of restricted stock. Each of the awards vests as follows: 25% on each of November 2, 2008, 2009, 2010 and 2011, provided that 100% of each award vests earlier if Mr. Schreyer dies, becomes disabled or is terminated from employment by us for any reason, including a decision by us not to extend the term of Mr. Schreyer’s employment agreement.

Mr. Schreyer is a partner of Chadbourne & Parke LLP, one of GLG’s principal outside law firms.

Myners Board of Advisers Agreement

On August 15, 2006, GLG Partners LP entered into agreement with Paul Myners, who became a member of our board of directors in November 2007, in connection with Mr. Myners joining the GLG Partners LP Board of Advisers. The agreement was for a three-year term and provided for an annual fee of £200,000 (plus value added tax if applicable) to be paid by equal semi-annual installments in advance and from which tax would be deducted to the extent required by law. The agreement could be terminated upon 30 days written notice by either GLG Partners LP or Mr. Myners. Effective November 2, 2007, the agreement was terminated. Mr. Myners earned a total of £195,833 (approximately $390,394), including a gross up of £29,166 (approximately $58,144) for Value Added Tax, for 2007 under the agreement.

Resignations of Former Principals

In April 2006, Philippe Jabre resigned as an employee of GLG Partners LP and GLG Partners Services LP. In January 2007, Mr. Jabre resigned as a director of GLG Partners Limited, and an officer of Stirling Trustees Limited, the trustee of the Jabre GLG Trust (the “Jabre GLG Trustee”), resigned as a director of each of GLG Holdings Limited, GLG Partners Services Limited, GLG Partners Asset Management Limited and GLG Partners (Cayman) Limited. In connection with his resignation from GLG, Mr. Jabre transferred to Mr. Gottesman all of his voting shares in GLG Partners Limited, and the Jabre GLG Trust, transferred to the Gottesman GLG Trust, all of its voting shares in GLG Holdings Limited, GLG Partners Services Limited, GLG Partners Asset Management Limited and GLG Partners (Cayman) Limited the aggregate. These transfers were made in two installments in mid-2006 and late-2006. In October 2007, the Principals and the Trustees agreed with Mr. Jabre and the Jabre GLG Trustee to resolve, at no cost to GLG, ongoing disagreements with respect to profit allocations in prior years and the transfer of Mr. Jabre’s and the Jabre GLG Trustee’s shares in GLG through a distribution of profits to the Jabre GLG Trustee which would otherwise have been made to the Trustees prior to the closing of the acquisition and an adjustment in the purchase price for Mr. Jabre’s and the Jabre GLG Trustee’s shares in GLG. In addition, Mr. Jabre and the Jabre GLG Trustee, on the one hand, and GLG and others, on the other hand, have agreed to mutual general releases, and Mr. Gottesman, Mr. Lagrange, the Gottesman GLG Trust and the Lagrange GLG Trust, agreed to release Mr. Jabre and the Jabre GLG Trust from certain non-competition and non-solicitation arrangements among them related to GLG.

In May 2005, in connection with certain regulatory investigations relating to Mr. Jabre, GLG Partners Limited, GLG Holdings Limited, GLG Partners Services Limited, GLG Partners Asset Management Limited and GLG Partners (Cayman) Limited released Mr. Jabre and the Jabre GLG Trust, in respect of liabilities arising out of trading in securities of Sumitomo Mitsui Financial Group Inc. and/or Alcatel S.A. by certain GLG funds managed at the time by Mr. Jabre, except for liabilities resulting from certain third-party claims. There have been no such claims.

In connection with Mr. Green’s resignation from GLG, which was effective January 1, 2004, Mr. Green and the Green GLG Trust, agreed to transfer a portion of their voting shares in each of the GLG entities in which he or it was a shareholder, namely GLG Partners Limited, GLG Holdings Limited, GLG Partners Services Limited, GLG Partners Asset Management Limited and GLG Partners (Cayman) Limited, on each of the first, second and third anniversaries of his resignation to Mr. Gottesman, Mr. Lagrange, the Gottesman GLG Trust and the Lagrange GLG Trust. These transfers were made in 2006 and 2007. In addition, in connection with the sale by Mr. Green and the Green GLG Trust of their equity interests in certain GLG entities to Istithmar and Sal. Oppenheim, Messrs. Gottesman, Lagrange and Roman and the Gottesman GLG Trust, Lagrange GLG Trust and Roman GLG Trust agreed to release Mr. Green and the Green GLG Trust from certain non-competition and non-solicitation arrangements among them related to GLG.

Investments

The following GLG funds and managed accounts hold our units (common stock and warrants): the GLG Century Fund SICAV managed account (18,800), the GLG North American Equity Fund (71,400), the GLG North American Opportunity Fund (300,000) and the GLG Pleiade SICAV managed account (8,100). The Principals control the voting and disposition of the units held by these GLG funds and managed accounts by virtue of GLG entities acting as manager of these GLG funds and managed accounts.

Perella Weinberg Partners LP

Peter Weinberg, who is a member of our board of directors, is a partner of Perella Weinberg Partners LP, or PWP, GLG’s financial adviser in connection with the acquisition. Pursuant to an engagement letter entered into in January 2007, GLG retained PWP to provide financial advisory services to GLG in connection with exploring various strategic alternatives available to GLG. GLG paid PWP a fee of $16 million upon the consummation of the acquisition. In addition, GLG reimbursed PWP for its reasonable out-of-pocket expenses incurred in connection with the engagement.

Berggruen Holdings, Inc. Arrangement

Prior to November 2, 2007, we paid Berggruen Holdings, Inc., an affiliate of Nicolas Berggruen, a director, $10,000 a month for office space, administrative services and secretarial support. The arrangement was terminated in November 2007.

Policies and Procedures for Related Person Transactions

We have adopted an Audit Committee charter that provides, among other things, that the Audit Committee will be responsible for the review and approval of all related-party transactions.

Employment Agreements

Prior to November 2, 2007, each of Messrs. Gottesman, Roman and Lagrange had entered into an employment agreement with GLG Partners LP, pursuant to which he received an annual salary of $2,982,352, $2,982,352 and $3,195,377, respectively, in fiscal 2007. The individuals did not receive any discretionary bonus in fiscal 2007 under these employment agreements.

Prior to November 2, 2007, each of Messrs. Gottesman and Roman had also entered into an employment agreement with GLG Partners Services LP, and Mr. Lagrange had entered into an employment agreement with GLG Partner Services Limited, pursuant to which Messrs. Gottesman, Roman and Lagrange received an annual salary of $1,208,890, $1,208,890 and $1,007,408, respectively, in fiscal 2007. The Principals did not receive any discretionary bonuses in fiscal 2007 under these employment agreements.

Prior to June 30, 2006, Mr. White was an employee of GLG Partners LP. As an employee, Mr. White received salary of $294,000 through such date. On June 30, 2006, he ceased to be an employee and became the holder of an indirect limited partnership interest in GLG Partners LP.

On November 2, 2007, we entered into employment agreements with each of our Named Executive Officers and Mr. Lagrange.

For the period November 2, 2007 to December 31, 2007: Messrs. Gottesman, Roman and Lagrange received salaries of $66,667, $66,667 and $133,333, respectively, from GLG Partners LP; Messrs. Gottesman and Roman received salaries of $33,333 and $33,333, respectively, from GLG Partners Services LP; Mr. Lagrange received a salary of $33,333 from GLG Partners Services Limited; and Messrs. Gottesman, Roman, White and San Miguel received salaries of $61,538, $61,538, $76,923 and $76,923, respectively, from us.

Noam Gottesman

Pursuant to an employment agreement with us, Mr. Gottesman serves as our Chairman of the Board and Co-Chief Executive Officer. Under the terms of his employment agreement, Mr. Gottesman receives an annual salary of $400,000 and other benefits as set forth in the employment agreement. Mr. Gottesman is also eligible to receive a discretionary bonus and to receive equity incentive awards, including under LTIP, provided that no awards were granted to him for 2007.

In addition, the employment agreement provides that Mr. Gottesman may terminate his employment with us by giving not less than 12 weeks’ notice to us and we may terminate Mr. Gottesman’s employment by giving him not less than twelve weeks’ notice of termination. During the notice period, we are obligated to provide Mr. Gottesman with salary, but are under no obligation to provide him with any work. No notice is required if we terminate Mr. Gottesman’s employment for cause (as defined in Mr. Gottesman’s employment agreement). In addition, we may terminate Mr. Gottesman’s employment without cause with immediate effect by paying him twelve weeks’ salary in lieu of a notice of termination. During Mr. Gottesman’s employment with us and for a period of 12 to 18 months thereafter, he will be subject to various non-competition and non-solicitation restrictions.

Mr. Gottesman also entered into employment agreements with each of GLG Partners LP and GLG Partners Services LP. Pursuant to his employment agreement with GLG Partners LP, Mr. Gottesman serves as Co-Chief Executive Officer and Managing Director of GLG Partners LP and receives an annual salary of $400,000. Pursuant to his employment agreement with GLG Partners Services LP, Mr. Gottesman receives an annual salary of $200,000. The other material terms of Mr. Gottesman’s employment agreements with each of GLG Partners LP and GLG Partners Services LP are the same as those contained in his employment agreement with us.

Emmanuel Roman

Pursuant to an employment agreement with us, Mr. Roman serves as our Co-Chief Executive Officer. Under the terms of his employment agreement, Mr. Roman receives an annual salary of $400,000 and other benefits as set forth in the employment agreement. Mr. Roman is also eligible to receive a discretionary bonus and to receive equity incentive awards, including under the LTIP, provided that no awards will be granted to him for 2007. The termination provisions and non-competition and non-solicitation restrictions contained in Mr. Roman’s employment agreement are the same as those contained in Mr. Gottesman’s employment agreement with the Company.

Mr. Roman also entered into employment agreements with each of GLG Partners LP and GLG Partners Services LP. Pursuant to his employment agreement with GLG Partners LP, Mr. Roman serves as Co-Chief Executive Officer and Managing Director of GLG Partners LP and receives an annual salary of $400,000. Pursuant to his employment agreement with GLG Partners Services LP, Mr. Roman receives an annual salary of $200,000. The other material terms of Mr. Roman’s employment agreements with each of GLG Partners LP and GLG Partners Services LP are the same as those contained in his employment agreement with us.

Pierre Lagrange

Mr. Lagrange entered into employment agreements with each of GLG Partners LP and GLG Partners Services Limited. Pursuant to his employment agreement with GLG Partners LP, Mr. Roman serves as a Managing Director of GLG Partners LP and receives an annual salary of $800,000. Pursuant to his employment agreement with GLG Partners Services Limited, Mr. Lagrange receives an annual salary of $200,000. The termination provisions and non-competition and non-solicitation restrictions contained in Mr. Lagrange’s employment agreements are the same as those contained in Mr. Gottesman’s employment agreement with us.

In addition to Mr. Lagrange’s compensation under his employment agreements, the Lagrange GLG Trust received cash distributions of $86,012,877 and $47,581,000 in respect of fiscal 2007 and 2006, respectively, for the benefit of Mr. Lagrange. The fiscal 2007 amount is subject to adjustment in connection with the final 2007 profit determinations.

Simon White

Pursuant to an employment agreement with us, Mr. White served as our Chief Financial Officer from November 2, 2007 to March 18, 2008 and as our Chief Operating Officer since March 18, 2008. Under the terms of his employment agreement, Mr. White receives an annual salary of $500,000 and other benefits as set forth in the employment agreement. Mr. White is also eligible to receive a discretionary bonus and to receive equity incentive awards, including under the LTIP. The termination provisions (except for the definition of cause) and non-competition and non-solicitation restrictions contained in Mr. White’s employment agreement are the same as those contained in Mr. Gottesman’s employment agreement with us.

Mr. White also participates in the limited partner profit share arrangement and equity participation plan. On November 2, 2007, Mr. White’s interest letter with Laurel Heights LLP was amended to provide that he will no longer receive any partnership draw from Laurel Heights LLP.

Alejandro San Miguel

Pursuant to his employment agreement with us, Mr. San Miguel serves as our General Counsel and Corporate Secretary and receives: an annual salary of $500,000; an annual bonus equal to at least $1.0 million, a portion of which may be conditioned upon the achievement of performance goals; and other benefits as set forth in the employment agreement. Mr. San Miguel is also eligible to receive a discretionary bonus and to receive equity incentive awards, including under the LTIP. Pursuant to a restricted stock award agreement entered into on November 2, 2007, Mr. San Miguel was awarded 253,631 shares of restricted stock under the LTIP. The shares vest as follows: (a) 25% of 105,263 shares will vest on each of November 2, 2008, 2009, 2010 and 2011; (b) 25% of 74,184 shares will vest on each of November 2, 2008, 2009, 2010 and 2011; (c) 25% of 74,184 shares will vest on each of November 2, 2008, 2009, 2010 and 2011; and in each case, vesting of the shares of restricted stock shall be subject to our having achieved certain minimum levels of net assets under management as of the immediately preceding October 31.

Indemnity Agreements

On November 2, 2007, the board authorized us to enter into an indemnification agreement approved by the board with each of our directors, each of our executive officers and certain other key employees. We may from time to time enter into additional indemnification agreements in substantially the identical form with future directors, officers, employees and agents of ours.

These agreements generally provide for the indemnity of the director, officer, employee or agent, as the case may be, and the mandatory advancement and reimbursement of reasonable expenses (subject to limited exceptions) incurred in various legal proceedings in which they may be involved by reason of their service as a director, officer, employee or agent of ours to the extent permitted by the Delaware General Corporation Law (the “DGCL”).

Our Restated Certificate of Incorporation provides that all or our directors, officers, employees and agents of shall be entitled to be indemnified by us to the fullest extent permitted by the DGCL.

The DGCL permits Delaware corporations to eliminate or limit the monetary liability of directors for breach of their fiduciary duty of care, subject to limitations. Our Restated Certificate of Incorporation provides that our directors are not liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to us or our shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent violation of the laws governing the payment of dividends or the purchase or redemption of stock or (iv) for any transaction from which a director derived an improper personal benefit.

Our Bylaws and the appendix thereto provide for the indemnification of directors, officers, employees and agents to the extent permitted by Delaware law. Our directors and officers also are insured against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

POTENTIAL SERVICE PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The discussion below reflects the amount of compensation payable to each Named Executive Officer in the event of termination of such executive’s employment or upon a change of control based on the applicable provisions of the Named Executive Officer’s employment agreement(s), restricted stock award agreement or other compensation arrangement, as applicable, assuming the termination event and/or change of control occurred on December 31, 2007. The amount of compensation payable to each Named Executive Officer upon voluntary termination, termination without cause, change of control, disability or death is shown below for Messrs. Gottesman, Roman, White and San Miguel. Mr. Berggruen was not entitled to any compensation as an executive officer of ours.

Noam Gottesman

The following table reflects the amount of compensation payable to Noam Gottesman in the event of termination of such executive’s employment based on the applicable provisions of Mr. Gottesman’s employment agreement. The amount of compensation payable to Mr. Gottesman upon termination without cause is shown below. No severance payments are due to Mr. Gottesman in the event his employment is terminated as a result of his resignation, death or disability, and his employment agreement does not contain any change of control payments.

Post-Termination Covenants

Mr. Gottesman’s employment agreement contains post-employment covenants related to confidentiality, non-competition, non-dealing, and non-solicitation. Each of his non-competition covenants extends for twelve months following termination of employment. Each of his non-dealing and non-solicitation covenants covers clients, prospective clients, intermediaries, prospective intermediaries, and employees, and extends for six to eighteen months following termination of employment.

		Termination
Executive Payments	Voluntary	Without	For Cause	Death or
Upon Termination(1)	Termination	Cause(2)	Termination	Disability

Severance payments	$—	$230,769	$—	$—

(1)	Mr. Gottesman has an employment agreement with each of the Company, GLG Partners LP and GLG Partners Services LP. The provisions regarding severance payments are identical under each of Mr. Gottesman’s employment agreements with each of these entities. The amount of compensation payable in the event of termination to Mr. Gottesman is aggregated in the table to reflect the total such amount payable by the Company, GLG Partners LP and GLG Partners Services LP.

(2)	Under the employment agreements, we may terminate Mr. Gottesman’s employment at any time without cause by paying to such executive in a lump sum twelve weeks of such executive’s base salary. Alternatively, we may elect to provide Mr. Gottesman with at least twelve weeks of advance notice of such executive’s termination without cause, in which case the twelve weeks of base salary referenced in the prior sentence will be paid to such executive in equal, periodic payroll installments over the subsequent twelve-week period prior to termination of employment.

Emmanuel Roman

The following table reflects the amount of compensation payable to Emmanuel Roman in the event of termination of Mr. Roman’s employment based on the applicable provisions of Mr. Roman’s employment agreement. The amount of compensation payable to the executive upon termination without cause is shown below. No severance payments are due to Mr. Roman in the event his employment is terminated as a result of his resignation, death or disability, and his employment agreement does not contain any change of control payments.

Post-Termination Covenants

Mr. Roman’s employment agreement contains post-employment covenants related to confidentiality, non-competition, non-dealing, and non-solicitation. Each of his non-competition covenants extends for twelve months following termination of employment. Each of his non-dealing and non-solicitation covenants covers clients, prospective clients, intermediaries, prospective intermediaries, and employees, and extends for six to eighteen months following termination of employment.

		Termination
Executive Payments	Voluntary	Without	For Cause	Death or
Upon Termination(1)	Termination	Cause(2)	Termination	Disability

Severance payments	$—	$230,769	$—	$—

(1)	Mr. Roman has an employment agreement with each of the Company, GLG Partners LP and GLG Partners Services LP. The provisions regarding severance payments are identical under each of Mr. Roman’s employment agreements with each of these entities. The amount of compensation payable in the event of termination to Mr. Roman is aggregated in the table to reflect the total such amount payable by the Company, GLG Partners LP and GLG Partners Services LP.

(2)	Under the employment agreements, we may terminate Mr. Roman’s employment at any time without cause by paying to such executive in a lump sum twelve weeks of such executive’s base salary. Alternatively, we may elect to provide Mr. Roman with at least twelve weeks of advance notice of such executive’s termination without cause, in which case the twelve weeks of base salary referenced in the prior sentence will be paid to such executive in equal, periodic payroll installments over the subsequent twelve-week period prior to termination of employment.

Simon White

The following table reflects the amount of compensation payable to Simon White in the event of termination of his (1) employment based on the applicable provisions of his employment agreement, (2) limited partner status based on the applicable provisions of the limited partner profit share arrangement or (3) member status based on the applicable provisions of the equity participation plan. The amount of compensation payable to him upon termination without cause is shown below. No severance payments are due to him in the event his employment is terminated as a result of his resignation, death, or disability, and his employment agreement does not contain any change of control payments.

Limited Partner Profit Share Arrangement and Equity Participation Plan

Mr. White is a member of Laurel Heights LLP and a limited partner of Sage Summit LP and Lavender Heights Capital LP, through which he participates in the limited partner profit share arrangement and the equity participation plan described above under “Certain Relationships and Transactions with Related Persons — Limited Partner Profit Share Arrangement” and “— Equity Participation Plan”.

Post-Termination Covenants

Mr. White’s employment agreement contains post-employment covenants related to confidentiality, non-competition, non-dealing, and non-solicitation. Each of his non-competition covenants extends for twelve months following termination of employment. Each of his non-dealing and non-solicitation covenants covers clients, prospective clients, intermediaries, prospective intermediaries, and employees, and extends for six to eighteen months following termination of employment.

In addition, under the terms of the applicable limited liability partnership agreement of Laurel Heights LLP and limited partnership agreements of Sage Summit LP and Lavender Heights Capital LP, Mr. White may not use or disclose confidential information following the termination of his membership or limited partnership relationship. In addition, Mr. White is subject to certain post-termination restrictions on his competition with our business or his solicitation of existing or potential clients, intermediaries or employees for periods of six, twelve or eighteen months, as the case may be.

Pursuant to Mr. White’s limited partnership agreements with Sage Summit LP and Lavender Heights Capital LP and for purposes of the accelerated vesting of any award under the equity participation plan, “change of control” means:

•	the ownership by any person of beneficial ownership of the Company’s combined voting power in excess of the greater of (i) 25% of the Company’s outstanding voting securities, or (ii) the then outstanding voting securities beneficially owned by the Principals and their trustees, except for (x) any acquisition by any employee benefit plan of the Company or a subsidiary, (y) any acquisition pursuant to the exchange of Exchangeable Class B Ordinary Shares of FA Sub 2 Limited for shares of common stock of the Company, or (z) any acquisition pursuant to a transaction that complies with clauses (A), (B) and (C) of the following paragraph; or

•	the Company’s merger or consolidation with another entity, unless (A) the beneficial owners of the Company prior to such transaction continue to own more than 50% of the combined voting power of the Company, (B) no person (except any employee benefit plan or related trust of the Company or a subsidiary) beneficially owns in excess of the greater of (x) 25% of the Company’s shares or (y) the number of Company’s shares beneficially owned by the Principals and their trustees, and (C) at least a majority of the board of directors of the resulting corporation were members of Company’s board of directors; or

•	individuals who, as of November 2, 2007, constitute the board of directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the board of directors; counting as a member of the Incumbent Board any individual becoming a director subsequent to that date whose election or nomination was approved by at least a majority of the directors then comprising the Incumbent Board; or

•	approval by the Company’s stockholders of a complete liquidation or dissolution of the Company.

		Termination
Executive Payments	Voluntary	Without		For Cause	Death or
Upon Termination	Termination	Cause		Termination	Disability

Severance payments(1)	$—	$115,385		$—	$—
Limited Partner Profit Share Arrangement(2)	$—	$—		$—	$—
Equity Participation Plan — before Change of Control(3)	$—	$—		$—	$—
Equity Participation Plan — following Change of Control	$—	$5,988,000	(4)	$—	$5,988,000	(5)

(1)	Under the employment agreement, we may terminate the employment of Mr. White at any time without cause by paying to him in a lump sum twelve weeks of his base salary. Alternatively, we may elect to provide Mr. White with at least twelve weeks of advance notice of his termination without cause, in which case the twelve weeks of base salary referenced in the prior sentence will be paid to Mr. White in equal, periodic payroll installments over the subsequent twelve-week period prior to termination of employment.

(2)	Laurel Heights LLP may remove Mr. White as a member (i) for cause, (ii) where certain triggering events have occurred, (iii) upon his reaching age 60 or (iv) for any reason or no reason. Laurel Heights LLP may remove Mr. White as a member pursuant to clause (iv) by giving not less than 12 weeks notice. In all other removal circumstances, the removal will be with immediate effect. Mr. White may receive a discretionary bonus from Laurel Heights LLP in connection with his removal as a member at the sole discretion of the managing member.

(3)	Each of Sage Summit LP and Lavender Heights Capital LP may remove Mr. White as a limited partner (i) for cause, (ii) where he has ceased his service as a partner, member, employee or otherwise of an associated entity, (iii) at any time after his awards under the equity participation plan have fully vested,

(iv) at any time, if the Principals maintain “control” of GLG Partners LP and (v) upon his death or disability. In addition, Sage Summit LP may remove Mr. White as a limited partner upon his voluntary withdrawal as a member of Laurel Heights LLP. Mr. White’s removal as a limited partner will be effective immediately upon delivery of a removal notice.

(4)	Pursuant to his limited partnership agreements with Sage Summit LP and Lavender Heights Capital LP, in the event of the termination of Mr. White’s employment without cause or if he resigns due to good reason following a change of control, his awards under the equity participation plan will continue to vest in accordance with the existing vesting schedule notwithstanding the termination of employment. Mr. White would be entitled to receive the remaining 75% of his cash and stock award under the equity participation plan in installments on each of November 2, 2008, 2009 and 2010. The amount shown represents the value of the $1,500,000 unvested cash amount and 330,000 unvested shares of common stock based on the closing price of our common stock on December 31, 2007 of $13.60 per share.

(5)	Pursuant to his limited partnership agreements with Sage Summit LP and Lavender Heights Capital LP, in the event of death or disability following a change of control the vesting of Mr. White’s awards under the equity participation plan will immediately accelerate and will be deemed to have fully vested on the date of such death or disability. The amount shown represents the value of the $1,500,000 unvested cash amount and 330,000 unvested shares of common stock based on the closing price of our common stock on December 31, 2007 of $13.60 per share.

Alejandro San Miguel

The following table reflects the amount of compensation payable to Mr. San Miguel in the event of termination of his employment based on the applicable provisions of his employment agreement and restricted stock agreement. The amount of compensation payable to Mr. San Miguel upon termination without cause, resignation due to good reason, death, or disability is shown below. Under his employment agreement, the amount of compensation payable to Mr. San Miguel upon termination without cause or resignation due to good reason increases if such termination occurs after a “change of control”. All severance payments to Mr. San Miguel are conditioned on the execution of a release discharging the Company of any claims or liabilities in relation to his employment with us.

For purposes of the accelerated vesting of any restricted stock award, “change of control” has, the same definition as under Mr. White’s limited partnership agreements with Sage Summit LP and Lavender Heights Capital LP above; however, for purposes of the accelerated vesting of any severance payments, “change of control” has the same meaning, except (1) the definition cannot be modified by the Compensation Committee or such other committee designated by the board of directors, and (2) the determination of the Incumbent Board excludes any such individual whose initial assumption of office occurs as a result of actual or threatened solicitation of proxies or consents by or on behalf of a individual, entity, or group other than the board of directors.

Post-Termination Covenants

Mr. San Miguel’s employment agreement contains post-employment covenants related to confidentiality, non-competition, non-dealing, and non-solicitation/no-hire. His non-competition covenant extends for twelve months following termination of employment. His non-dealing and non-solicitation/no-hire covenants cover clients and employees, and extend for twelve or eighteen months following termination of employment. Mr. San Miguel has also committed not to work on any matter that is adverse to us for three years following termination of employment and, as an attorney, he remains at all times subject to any applicable ethical rules or codes.

	Termination
	without Cause
	or Resignation					For Certain
Executive Payments	for Good		Death or	For Cause		Changes
Upon Termination	Reason(1)		Disability(2)	Termination		of CEO(3)

Severance payments — before Change of Control	$2,500,000		$1,000,000	$—		$—
Severance payments — following Change of Control(4)	$1,166,667		$—	$—		$—
Restricted stock (unvested and accelerated) — before Change of Control(5)	$—	(6)	$3,449,382	$—	(6)	$3,449,382
Restricted stock (unvested and accelerated) — following Change of Control and occurrence of termination trigger(4)	$3,449,382		$3,449,382	$—	(6)	$3,449,382

(1)	Under Mr. San Miguel’s employment agreement, in the event of the termination of his employment without cause or if he resigns due to good reason, he will be entitled to the following severance payments: (i) six months of his base salary, payable in a lump sum at the time of his termination; (ii) his $1 million bonus for the prior year, to the extent it has not already been paid to him, payable within thirty days following his termination of employment; and (iii) a pro rata portion of his $1 million bonus for the year in which he terminates, payable by March 15th of the following year, provided that any performance goals related to such bonus have been satisfied. Alternatively, in lieu of making the payment set forth in clause (i) of the prior sentence, we may elect to provide Mr. San Miguel with at least six months of advance notice of his termination without cause, in which case such amount will be paid to Mr. San Miguel in equal, periodic payroll installments over the subsequent six-month period prior to termination of employment.

(2)	Under Mr. San Miguel’s employment agreement, in the event of the termination of his employment due to death or disability, he (or his estate) will be entitled to the following severance payments: (i) his $1 million bonus for the prior year, to the extent it has not already been paid to him, payable within thirty days following his termination of employment; and (ii) a pro rata portion of his $1 million bonus for the year in which he terminates, payable by March 15th of the following year, provided that any performance goals related to such bonus have been satisfied.

(3)	The acceleration of vesting of Mr. San Miguel’s restricted stock awards upon this trigger event applies only under Mr. San Miguel’s restricted stock agreement and not under his employment agreement.

(4)	Under Mr. San Miguel’s employment agreement, in the event of the termination of his employment without cause or if he resigns due to good reason following a change of control, he will be entitled to the following enhanced severance payments, payable within thirty days following his termination of employment: (i) his $1 million bonus for the prior year, to the extent it has not already been paid to him; (ii) a pro rata portion of his $1 million bonus for the year in which he terminates; (iii) a payment equal to two times his annual base salary (as in effect at the time of his termination or the occurrence of the change of control, whichever is greater); and (iv) a payment equal to two times the greater of his bonus for the preceding year or the bonus for the year preceding the occurrence of the change of control. In addition, to the extent permitted under applicable plan terms, Mr. San Miguel would be entitled to two years of continued coverage under our health insurance plans at then existing contribution rates, representing a benefit valued at $66,807 as of December 31, 2007. The foregoing payments and the accelerated vesting of the restricted stock described in footnote (3) are limited to the maximum amount that will not be subject to the excise tax under Section 280G of the Internal Revenue Code.

(5)	Under Mr. San Miguel’s restricted stock agreement, he shall be deemed to have earned 100% of the 253,631 shares of restricted stock on the earliest date of occurrence of the following events: (a) his death or disability; (b) Noam Gottesman no longer serving as Chief Executive Officer of the Company; or (c) the occurrence of a change of control and at any time thereafter the occurrence of termination of service either (i) because we have terminated Mr. San Miguel’s employment without cause or (ii) by Mr. San Miguel for good reason. The severance benefits described in footnote (2) and the accelerated vesting of the restricted stock described in footnote (3) are limited to the maximum amount that will not be subject to excise tax under Section 280G of the Code. The amounts shown are based on the closing price of our common stock on December 31, 2007 of $13.60 per share.

(6)	Under Mr. San Miguel’s restricted stock agreement and the terms of the LTIP, upon a termination of employment under these circumstances, any unvested shares of restricted stock are automatically forfeited unless otherwise determined by the Compensation Committee or the board of directors.

PROPOSAL TO RATIFY THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Proposal 2)

The Audit Committee has appointed the firm of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008, subject to the approval of the shareholders. Ernst & Young LLP has acted as our independent registered public accounting firm since November 2007, replacing Rothstein, Kass & Company, P.C. which had been our independent registered public accounting firm from June 2006 until November 2007. Ernst & Young LLP has served as the independent auditors of GLG since its inception in 2000.

Before the Audit Committee appointed Ernst & Young LLP, it carefully considered the independence and qualifications of that firm, including their performance in prior years and their reputation for integrity and for competence in the fields of accounting and auditing. While Ernst & Young LLP serves as the auditor for several of the GLG funds, for which it was paid aggregate fees equal to approximately $745,000 for 2007, Ernst & Young LLP is selected each year by the respective independent boards of directors of the GLG Funds and is not appointed us. We expect that representatives of Ernst & Young LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so.

Principal Accountant Fees

The following table sets forth the aggregate fees for services provided by Ernst & Young LLP for the fiscal years ended December 31, 2007 and 2006, all of which were approved by the Audit Committee:

	Year Ended
	December 31,
	2007	2006

Audit Fees	$1,765,999	$714,000
Audit-Related Fees	5,204,743	—
Tax Fees	1,592,154	1,735,833
All Other Fees	278,313	40,989

Total	$8,841,209	$2,490,822

Audit Fees.  Consisted principally of fees for professional services for the audit of the Company’s annual financial statements and for the review of quarterly financial statements.

Audit-Related Fees.  Consisted principally of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. For fiscal year 2007, audit-related fees included $4,783,000 for fees associated with the acquisition of GLG.

Tax Fees.  Consisted primarily of fees for professional services rendered for tax compliance matters.

All Other Fees.  Represents fees for review of ICAAP documentation and models.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee is responsible for the appointment and compensation of, and oversight of the work performed by, our independent registered public accounting firm. The Audit Committee pre-approves all audit (including audit-related) services and permitted non-audit services provided by our independent registered public accounting firm in accordance with the pre-approval policies and procedures established by the Audit Committee.

The Audit Committee annually approves the scope and fee estimates for the year-end audit and statutory audits to be performed by our independent registered public accounting firm for the next fiscal year. With respect to other permitted services, management defines and presents specific projects for which the advance approval of the Audit Committee is requested. The Audit Committee pre-approves specific engagements and projects on a fiscal year basis, subject to individual project thresholds and annual thresholds. The Chief Financial Officer reports to the Audit Committee regarding the aggregate fees charged by our independent registered public accounting firm compared to the pre-approved amounts.

The board of directors recommends that you vote “FOR” the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm, which is presented as Proposal 2.

OTHER MATTERS

The board of directors does not know of any other matters that may be presented at the meeting. In the event of a vote on any matters other than those referred to in the accompanying Notice of 2008 Annual Meeting of Shareholders, proxies in the accompanying form will be voted in accordance with the judgment of the persons voting such proxies.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and NYSE.

Based on our review of the copies of such forms that we have received and written representations from certain reporting persons confirming that they were not required to file Forms 5 for specified fiscal years, we believe that all our executive officers, directors and greater than ten percent beneficial owners complied with applicable SEC filing requirements under Section 16(a) during fiscal 2007.

ANNUAL REPORT

Our Annual Report to Shareholders, including the amended Annual Report on Form 10-K/A and financial statements, for the fiscal year ended December 31, 2007, was sent to shareholders with this proxy statement.

SHAREHOLDER PROPOSALS FOR ANNUAL MEETING IN 2009

To be eligible for inclusion in our proxy statement and the proxy card, shareholder proposals for the 2009 Annual Meeting of Shareholders must be received on or before January 28, 2009 by the Office of the Secretary at our headquarters, 399 Park Avenue, 38th Floor, New York, New York 10022. In addition, our Bylaws require a shareholder desiring to propose any matter for consideration of the shareholders at the 2009 Annual Meeting of Shareholders to notify the Company’s Secretary in writing at the address listed in the preceding sentence on or after February 2, 2009 and on or before March 4, 2009. If the number of directors to be elected to the board at the 2009 Annual Meeting of Shareholders is increased and we do not make a public announcement naming all of the nominees for director or specifying the increased size of the board on or before February 22, 2009, a shareholder proposal with respect to nominees for any new position created by such increase will be considered timely if received by our Secretary not later than the close of business on the tenth day following our public announcement of the increase.

EXPENSES OF SOLICITATION

We will bear the cost of the solicitation of proxies. In addition to mail and e-mail, proxies may be solicited personally, or by telephone or facsimile, by a few of our regular employees without additional compensation. We will reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses for forwarding proxy materials to principals and beneficial owners and obtaining their proxies.

ADMISSION TO THE 2008 ANNUAL MEETING

An admission ticket (or other proof of stock ownership) and proper identification will be required for admission to the Annual Meeting of Shareholders on June 2, 2008. Admission tickets are printed on the outside back cover of this Notice of Annual Meeting and Proxy Statement. To enter the meeting, you will need an admission ticket or other proof that you are a shareholder. If you hold your shares through a broker or nominee, you will need to bring either a copy of the voting instruction card provided by your broker or nominee, or a copy of a brokerage statement showing your ownership as of the April 23, 2008 record date.

Notice: If you plan on attending the 2008 Annual Meeting,
please cut out and use the admission ticket(s) below.

No admission will be granted without an admission ticket.

Annual Meeting of Shareholders
June 2, 2008, 11:00 a.m. (Eastern Time)

Chadbourne & Parke LLP
30 Rockefeller Plaza
New York, New York 10112
(212) 408-5100

PLEASE VOTE YOUR SHARES VIA THE TELEPHONE OR INTERNET, OR SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

ADMISSION TICKET	ADMISSION TICKET

GLG Partners, Inc.	GLG Partners, Inc.

2008 Annual Meeting of Shareholders	2008 Annual Meeting of Shareholders

Chadbourne & Parke LLP	Chadbourne & Parke LLP
30 Rockefeller Plaza	30 Rockefeller Plaza
New York, New York 10112	New York, New York 10112
(212) 408-5100	(212) 408-5100
June 2, 2008	June 2, 2008
11:00 a.m.	11:00 a.m.

Admit ONE	Admit ONE

VOTE BY INTERNET OR TELEPHONE
QUICK EASY IMMEDIATE
GLG PARTNERS, INC.
As a shareholder of GLG Partners, Inc., you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m. Eastern Time on June 1, 2008.

Vote Your Proxy on the Internet:		Vote Your Proxy by Phone: Call 1 (866) 894-0537		Vote Your Proxy by mail:

Go to www.continentalstock.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	OR	Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.
PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE
VOTING ELECTRONICALLY OR BY PHONE
▼FOLD AND DETACH HERE AND READ THE REVERSE SIDE▼

PROXY

If you provide specific voting instructions, your shares will be voted as you instruct. If you sign and return a proxy card but do not specify how your shares are to be voted, the persons named as proxies on the proxy card will vote your shares in accordance with the recommendations of the Board. These recommendations are:
Please mark your votes like this	☒

1.	FOR the election of each of the nominees for Director:

	01 Noam Gottesman	04 Martin Franklin	07 Paul Myners
	02 Ian Ashken	05 James Hauslein	08 Emmanuel Roman
	03 Nicolas Berggruen	06 William Lauder	09 Peter Weinberg

FOR nominees listed above (except those struck)	☐	WITHHOLD AUTHORITY to vote for all nominees listed above	☐
INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee’s name in the list above)

2.	FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008	FOR ☐	AGAINST ☐	ABSTAIN ☐
Please date this proxy and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer
Please mark, sign, date and return your proxy promptly in the enclosed envelope whether or not you plan to attend the Annual Meeting. No postage is required. You may nevertheless vote in person if you do attend.
I plan to attend the meeting.   YES   ☐          NO   ☐
COMPANY ID:
PROXY NUMBER:
ACCOUNT NUMBER:

Signature	Signature	Date	, 2008.

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▼FOLD AND DETACH HERE AND READ THE REVERSE SIDE▼

FORM OF PROXY
GLG PARTNERS, INC.
THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS OF GLG PARTNERS, INC. FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 2, 2008.
     The undersigned hereby appoints Noam Gottesman, Emmanuel Roman and Alejandro San Miguel, or any of them, each with full power of substitution, as proxies and attorneys-in-fact, and hereby authorizes them to represent and vote, as directed on this proxy card, all of the shares of Common Stock and Series A Preferred Stock of GLG Partners, Inc. (the “Company”) which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held at the offices of Chadbourne & Parke LLP, 30 Rockefeller Plaza, New York, NY 10112 on Monday, June 2, 2008, at 11:00 a.m., local time, and at any adjournments or postponements thereof (the “Annual Meeting”), with all powers the undersigned would possess if present at the Annual Meeting.
(Continued, and to be marked, dated and signed, on the reverse side)